As filed with the Securities and Exchange Commission on October 12, 2007
SEC Registration No. 333-137227

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delaware	NEOMEDIA TECHNOLOGIES, INC.	36-3680347
(State or other jurisdiction of incorporation or organization)	(Name of issuer in its charter)	(I.R.S. Employer Identification No.)

2201 Second Street, Suite 600 Fort Myers, Florida 33901 (239) 337-3434	7373	William J. Hoffman 2201 Second Street, Suite 600 Fort Myers, Florida 33901-3083 (239) 337-3434 Telecopier No.: (239) 337-3668
(Address and telephone number of Registrant’s principal executive offices)	(Primary Standard Industrial Classification Code Number)	(Name, address, and telephone number of agentfor service)

With copies to:

Clayton E. Parker, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Blvd., Suite 2000 Miami, FL 33131 Telephone No.: (305) 539-3305 Telecopier No.: (305) 358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Blvd., Suite 2000 Miami, FL 33131 Telephone No.: (305) 539-3319 Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	To be	Price per	Offering	Registration
to be Registered	Registered(1)	Share	Price	Fee(2)
Shares underlying Secured Convertible Debentures, convertible into Common Shares, par value $0.01 per share	100,000,000	$0.016	$1,600,000.00	$49.12
Common Stock, par value $0.01 per share	60,438,026	$0.016	$967,008.42	$29.69
Shares underlying warrants to purchase Common Stock, par value $0.01 per share	108,650,000	$0.016	$1,738,400.00	$53.37
TOTALS	269,088,026		$4,305,408.42	$132.18

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), using the average of the high and low prices of NeoMedia’s common stock of $0.016 per share as reported in the Over-the-Counter Bulletin Board on October 10, 2007.

(2)	On June 21, 2006, NeoMedia paid the registration fee of $8,450.96.

THE REGISTRANT HEREBY AMENDS THIS REGISTRAITON STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRAITON STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion or Amendment
Dated _______ __, 2007

269,088,026 Shares

NEOMEDIA TECHNOLOGIES, INC.

Up to 100,000,000 Shares Underlying Convertible Debentures
60,438,026 Shares of Common Stock
108,650,000 Shares Underlying Warrants to Purchase Shares of Common Stock

All of the shares of common stock offered in this Prospectus are being offered by the selling security holders in transactions as described in the plan of distribution. The Company will not receive any of the proceeds from the sales (other than exercise prices received upon the exercise of currently outstanding warrants, the underlying shares of which are being registered for sale hereunder).

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “NEOM”. The last reported sale price of our common stock on the Over-the-Counter Bulletin Board on September 20, 2007 was $0.02 per share.

This investment in the common stock involves a high degree of risk. Please pay careful attention to all of the information in this Prospectus. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 4 of this registration statement.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE DISTRIBUTED UNDER THIS REGISTRATION STATEMENT OR DETERMINED IF THIS REGISTRATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this registration statement is not complete and may be changed. NeoMedia may not distribute these securities until the registration statement filed with the United States Securities and Exchange Commission is declared effective. The registration statement is not and shall not constitute an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2007.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

ABOUT NEOMEDIA TECHNOLOGIES, INC.	4

RISK FACTORS	5

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	17

USE OF PROCEEDS	18

DILUTION	20

SELLING STOCKHOLDERS	21

PLAN OF DISTRIBUTION	40

DESCRIPTION OF SECURITIES	41

EXPERTS	45

MATERIAL CHANGES	46

WHERE YOU CAN FIND MORE INFORMATION	52

INFORMATION WE INCORPORATE BY REFERENCE	53

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	II-1

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS	II-1

ITEM 16. EXHIBITS	II-2

ITEM 17. UNDERTAKINGS	II-11

i

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) registering for sale up to an aggregate of 269,088,026 shares issued or to be issued for the following purposes:

Shares underlying Convertible Debenture issued August 24, 2006		100,000,000
Shares underlying warrants to purchase shares of common stock		108,650,000
Shares of common stock previously issued for the following purposes:
Stock consideration issued to acquire Gavitec AG	13,660,511
Stock consideration issued to acquire 12Snap AG	41,543,724
To retire debt	5,233,791	60,438,026

Total shares being registered hereunder		269,088,026

Series C Convertible Preferred Stock

On February 17, 2006, we sold to Cornell Capital Partners 8% cumulative Series C convertible preferred stock with a face value of $22,000,000. At any time until February 17, 2009, the holders have the right to convert the preferred stock, in whole or in part, into NeoMedia common stock of at the then effective conversion price, which varies relative to the trading stock price, as follows: $0.50 per share, or 97% of the lowest closing bid price of the common stock for the 30 trading days immediately preceding the conversion date. The conversions are limited such that the holder cannot exceed 4.99% ownership.

In connection with the Series C convertible perefrered stock, we issued to Cornell Capital Partners warrants to purchase shares of our common stock as follows: 20,000,000 warrants with an exercise price of $0.50 per share, 25,000,000 warrants with an exercise price of $0.40 per share, and 30,000,000 warrants with an exercise price of $0.35 per share. The exercise prices of these warrants were subsequently repriced to $0.02 in connection with a convertible debenture financing in August 2007. All 75,000,000 shares of common stock underlying these warrants are being registered hereunder.

The fair value of net proceeds received by NeoMedia in the transaction was $17,854,000, and the balance of $4,146,000 was afforded to the Purchasers as a discount. The discount afforded to the Purchasers, including the fair value of warrants granted, is substantial and could have a negative affect on current and future stockholders due to additional dilution shareholders may experience if and when the Purchasers exercise such warrants.

We are currently in default of the Investor Registration Rights Agreement entered into on February 17, 2006, as amended by a Master Amendment Agreement entered into on March 27, 2007 in connection with the March 2007 convertible debenture. As a result, Cornell Capital Partners has certain rights with respect to the financing arrangement, specifically, (i) the full face value of $22,000,000 is callable, (ii) up to 417,000,000 warrants held by Cornell Capital Partners with exercise prices between $0.04 - $0.06 can be exercised on a cashless basis, and (iii) NeoMedia is responsible for liquidated damages amounting to 1% of the outstanding amount of Series C preferred stock per month, not to exceed $1,200,000. We paid $882,000 of accrued liquidated damages on March 27, 2007 relating to the Series C preferred stock.

No shares sunderlying the Series C convertible preferred stock are being registered hereunder. Up to 75,000,000 shares of common stock underlying the warrants issued in connection with the Series C convertible preferred stock are being registred hereunder.

Convertible Debenture - August 2006

On August 24, 2006, we sold to Cornell Capital Partners 10% secured convertible debentures maturing two years from the date of issuance with a face value of $5,000,000. At any time until August 24, 2008, Cornell Capital Partners has the right to convert the secured convertible debentures, in whole or in part, into NeoMedia common stock at the then effective conversion price, which varies relative to the trading stock price, as follows: $0.02 per share, or 90% of the lowest closing bid price of the common stock for the 30 trading days immediately preceding the conversion date. The conversions are limited such that the holder cannot exceed 4.99% ownership. The debentures are secured by substantially all of the Company’s assets.

In connection with the secured convertible debentures, we issued to Cornell warrants to purchase shares of our common stock as follows: 50,000,000 warrants with an exercise price of $0.05 per share, 25,000,000 warrants with an exercise price of $0.15 per share, 50,000,000 warrants with an exercise price of $0.20 per share, and 50,000,000 warrants with an exercise price of $0.25 per share. The exercise prices of all these warrants were subsequently repriced to $0.02 in connection with a convertible debenture financing in August 2007. Up to 21,000,000 shares underlying the warrants originally issued with an exercise price of $0.05 are being registered hereunder.

NeoMedia is currently in default of the Investor Registration Rights Agreement entered into on August 24, 2006, as amended by a Master Amendment Agreement entered into on March 27, 2007 in connection with the March 2007 convertible debenture. As a result, Cornell Capital Partners has certain rights with respect to the financing arrangement, specifically, (i) the full face value of each instrument is callable in the aggregate amount of $5,000,000, (ii) up to 492,000,000 warrants held by Cornell Capital Partners with an exercise price of $0.02 can be exercised on a cashless basis, and (iii) NeoMedia is responsible for liquidated damages amounting to 2% of the principal per month, not to exceed $1,000,000. We paid $430,000 of accrued liquidated damages on March 27, 2007 relating to this debenture.

Up to 100,000,000 shares underlying this debenture are being registered hereunder.

Acquisition Consideration Shares

During February and March 2006, NeoMedia completed the acquisitions of Gavitec and 12Snap. The aggregate purchase price for Gavitec was $7,187,000, consisting of $1,800,000 cash, $114,000 acquisition-related costs, and $5,273,000 fair value of 13,660,511 shares issued as consideration. The aggregate purchase price for 12Snap was $22,036,000, consisting of $2,500,000 cash, $114,000 acquisition-related costs, and $19,422,000 fair value of 49,294,581 shares issued as consideration.

Pursuant to the terms of the sale and purchase agreements with each company, in the event that NeoMedia’s stock price at the time the consideration shares issued in connection with each acquisition are saleable was less than the price at which they were valued for purposes of the merger agreement ($0.389 per share with respect to Gavitec and $0.3956 per share with respect to 12Snap), NeoMedia was obligated to compensate the sellers in cash for the difference between the price at the time the shares become saleable and the price the shares were valued for purposes of the merger agreement.

On January 23, 2007, we entered into an agreement with the former shareholders of Gavitec, whereby this purchase price obligation was satisfied through the payment by NeoMedia of $1,800,000 in cash, and 61,000,000 shares of NeoMedia common stock. We also agreed to pay interest accrued on the purchase price in the amount of $481,000 and reimburse $100,000 of costs related to the acquisition to the primary former shareholder of Gavitec. NeoMedia issued the shares and made cash payments of $2,113,000 during March 2007.

On February 22, 2007, the shares issued in connection with the acquisition of 12Snap became eligible for resale under Rule 144. The actual calculated purchase price obligation to NeoMedia based on the volume weighted average closing price of NeoMedia stock for the ten days up to and including February 22, 2007 was $16,233,000. During March 2007, we issued 197,620,948 shares of our common stock in satisfaction of a portion of the purchase price obligation totaling $9,427,000. During April 2007, an additional $1,760,000 of the obligation was retired in connection with the sale of 12Snap. In addition, we have made cash payments against the liability totaling $362,000. The balance on the purchase price obligation as of June 30, 2007 was $4,684,000.

On April 4, 2007, we reached an agreement with Bernd Michael, a private investor and former shareholder of 12Snap prior to our acquisition of 12Snap, pursuant to which Bernd Michael acquired from us 90% of the shares of 12Snap, subject to the following material terms and conditions:

•	$1,100,000 was paid in cash at closing, of which $1,015,000 was applied toward amounts owed to silent partners of 12Snap

•	$500,000 was placed into an escrow account for 90 days to secure warranty claims;

•	The buyer waived his portion of the purchase price guarantee obligation in the amount of $880,000;

•	The buyer returned to NeoMedia 2,525,818 NeoMedia shares previously issued to him;

•	12Snap management waived their portion of the purchase price guarantee obligation in the amount of $880,000;

•	12Snap management returned to NeoMedia 5,225,039 shares of NeoMedia common stock previously issued to 12Snap management;

•
We retained a 10% ownership in 12Snap, subject to an option agreement pursuant to which we have the right to sell, and the buyer has the right to acquire, the remaining 10% stake held by NeoMedia for a purchase price of $750,000 after December 31, 2007; and

•
We will execute a cooperation agreement pursuant to which 12snap will remain NeoMedia preferred partner and enjoy most favored prices, and 12snap will perform certain research and development functions for NeoMedia.

Other Information

It is important to note that of the 269,088,026 shares being registered, 196,000,000, or 73%, are being registered on behalf of one shareholder, Cornell Capital Partners.

You should read both this Prospectus and any Prospectus Supplement together with the additional information under the heading “Where You can Find More Information.”

You should rely only on the information contained or incorporated by reference in this Prospectus and any Prospectus Supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or anyone to whom it is unlawful to make an offer or solicitation.

You should not assume that the information contained in this Prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

The terms “NeoMedia,” “we,” “our,” and “us” refer to NeoMedia Technologies, Inc. and its subsidiaries unless the context suggests otherwise.

ABOUT NEOMEDIA TECHNOLOGIES, INC.

NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Fort Myers, FL 33901
P : (239) 337-3434

NeoMedia (www.neom.com) is a pioneer in mobile enterprise and marketing technology, bridging the physical and electronic world with innovative direct-to-mobile-Web technology solutions. NeoMedia's flagship qode® service links users to the wireless, electronic world. NeoMedia is headquartered in Fort Myers, Florida, with an office in Aachen, Germany. The qode® suite of easy-to-use, market-driven products and applications is based on a strong foundation of patented technology, comprising the qode® (www.qode.com) platform, qode® reader and qode® window, all of which provide One Click to Content™ connectivity for products, print, packaging and other physical objects to link directly to specific desired content on the mobile Internet.

During the first quarter of 2006, NeoMedia acquired subsidiaries 12Snap AG of Munich, Sponge Ltd. of London, Gavitec AG of Aachen, Germany, Mobot, Inc. of Lexington, Massachusetts, and BSD Software, Inc. of Calgary, Canada. During August 2006, NeoMedia announced that it was selling its Micro Paint Repair business, acquired in February 2004. During the fourth quarter of 2006, NeoMedia divested of its Mobot and Sponge subsidiaries. During January 2007, NeoMedia made the strategic decision with respect to its corporate structure in 2007 and beyond, deciding to shed its remaining non-core 12Snap and NTS business units to focus on the area that management believes will deliver the most value - the core code-reading business. During April 2007, NeoMedia sold the 12Snap business.

As a result of the divestitures of 12Snap, Mobot and Sponge, and the proposed divestitures of NMPR and NeoMedia Telecom Services, beginning in the first quarter of 2007 NeoMedia began evaluating its business as one consolidated business, focusing on its core code-reading business and related intellectual property.

RISK FACTORS

In addition to the other information included in this registration statement, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to buy our common stock. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment.

Risks Related to NeoMedia’s Business

NeoMedia Has Historically Lost Money And Losses May Continue

NeoMedia has incurred substantial operating losses since inception, and could continue to incur substantial losses for the foreseeable future. NeoMedia reported net losses of $14,096,000, $68,406,000, $9,147,000 and $7,230,000 for the six months ended June 30, 2007 (unaudited) and the years ended December 31, 2006, 2005 and 2004, respectively. NeoMedia's accumulated losses were $175,026,000, $160,930,000 and $92,524,000 as of June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively. As of June 30, 2007 (unaudited) and December 31, 2006 and 2005, NeoMedia had a working capital deficit of $67,306,000, $69,048,000 and $2,065,000, respectively. NeoMedia had stockholders' equity/(deficit) of $(52,605,000), $(54,132,000) and $4,227,000 as of June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively. NeoMedia generated revenues from continuing operations of $1,023,000, $10,309,000, $877,000, and $973,000 for the six months ended June 30, 2007 (unaudited), and the years ended December 31, 2006, 2005 and 2004, respectively. In addition, during the six months ended June 30, 2007 (unaudited), and the years ended December 31, 2006, 2005 and 2004, NeoMedia recorded negative cash flows from continuing operations of $5,264,000, $9,958,000, $4,883,000, and $3,937,000, respectively. To succeed, NeoMedia must develop new client and customer relationships and substantially increase its revenue derived from improved products and additional value-added services. NeoMedia has expended, and to the extent it has available financing, NeoMedia intends to continue to expend, substantial resources to develop and improve its products, increase its value-added services and to market its products and services. These development and marketing expenses must be incurred well in advance of the recognition of revenue. As a result, NeoMedia may not be able to achieve or sustain profitability.

NeoMedia's Independent Registered Public Accounting Firm Have Added Going Concern Language To Their Report On NeoMedia's Consolidated Financial Statements, Which Means That NeoMedia May Not Be Able To Continue Operations

The report of Stonefield Josephson, Inc., NeoMedia's independent registered public accounting firm for its fiscal years ended December 31, 2006, 2005 and 2004, with respect to NeoMedia's consolidated financial statements and the related notes for the years ended December 31, 2006, 2005 and 2004, indicates that, at the date of their report, NeoMedia had suffered significant recurring losses from operations and its working capital deficit raised substantial doubt about its ability to continue as a going concern. NeoMedia's consolidated financial statements do not include any adjustments that might result from this uncertainty.

NeoMedia Will Need to Raise Additional Funds to Continue Its Operations

NeoMedia had cash balances in continuing operations of $151,000 and $2,813,000 as of June 30, 2007 and December 31, 2006, respectively. NeoMedia could receive additional cash at future dates from the following sources: (i) sale of its non-core business units NeoMedia Micro Paint Repair and NeoMedia Telecom Services, (ii) from the exercise of stock options, to the extent that the exercise price of such stock options is less than the market price of NeoMedia's common stock, and (iii) from the exercise of stock warrants, to the extent that the warrants become registered for resale and the exercise price of such stock warrants is less than the market price of NeoMedia's common stock at the time of exercise, and to the extent that the holder of such warrants does not elect to perform a “cashless” exercise, in which case NeoMedia would not receive any cash proceeds from the exercise. However, none of these events is contractually obligated. In order to satisfy its obligations that are currently due and that will come due, and maintain its operations in the absence of a material increase in revenues, NeoMedia will need to either generate from the sale of its non-core businesses, or raise additional cash from outside sources. The most likely source of cash in the short term is from the sale of the Micro Paint Repair and/or Telecom Services business unit.

In the event that (i) NeoMedia is unsuccessful in divesting of its remaining non-core business units in a timely fashion, (ii) NeoMedia's stock price does not increase to levels where it can force exercise of enough of its outstanding warrants to generate material operating capital, (iii) the market for NeoMedia's stock will not support the sale of shares underlying such warrants or other funding sources, or (iv) NeoMedia does not realize a material increase in revenue during the next 12 months, NeoMedia will have to seek additional cash sources. There can be no assurances that such funding sources will be available. If necessary funds are not available, NeoMedia's business and operations would be materially adversely affected and in such event, NeoMedia would be forced to attempt to reduce costs and adjust its business plan, and could be forced to sell certain of its assets.

If NeoMedia Fails to Remediate the Material Weaknesses in Its Internal Control over Financial Reporting, NeoMedia May Be Unable to Accurately Report Its Financial Results or Prevent Fraud which Could Result in a Loss of Investor Confidence in NeoMedia’s Financial Reports and Have an Adverse Effect on NeoMedia’s Business, Operating Results, and Stock Price

Management has assessed the effectiveness of NeoMedia’s internal control over financial reporting as of December 31, 2006, using the framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO criteria). Based on its assessment of the design and related testing of NeoMedia’s internal controls over financial reporting, management concluded that NeoMedia did not maintain effective internal controls over financial reporting. Based on the COSO criteria, management identified certain control deficiencies that represent material weaknesses. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The material weaknesses in NeoMedia’s controls over financial reporting identified as of December 31, 2006, as well as certain remediation efforts, are more fully disclosed under Item 9A “Controls and Procedures” of NeoMedia’s 2006 Form 10−K. As of June 30, 2007, management has fully remediated three of the control deficiencies identified in NeoMedia’s 2006 Form 10−K. Management is currently dedicating staffing and other resources to remediate the remaining control deficiencies.

NeoMedia Has Guaranteed The Value Of Stock Issued In Connection With Recent Mergers Through The Registration Of The Shares, Which Could Result In A Material Cash Liability

Pursuant to the terms of the original purchase agreement, in the event that NeoMedia’s stock price at the time the consideration shares are saleable (either upon effectiveness of a registration statement containing the shares, or under Rule 144) was less than $0.3956, NeoMedia was obligated to compensate 12Snap shareholders in cash for the difference between the price at the time the shares become saleable and $0.3956. On February 22, 2007, the shares became eligible for resale under Rule 144. The actual calculated purchase price obligation to NeoMedia based on the volume weighted average closing price of NeoMedia stock for the ten days up to and including February 22, 2007 was $16,233,000. Because the amount of the purchase price guarantee became measurable and highly probable of occurrence beyond a reasonable doubt, as of December 31, 2006, NeoMedia reduced the fair value of the initial stock consideration by the amount of the contingency. During the six months ended June 30, 2007, NeoMedia issued 197,620,948 shares of its common stock in satisfaction of a portion of the purchase price obligation totaling $9,427,000, made cash payments against the liability totaling $362,000, and retired an additional $1,760,000 of the obligation in connection with the sale of 12Snap. The balance on the purchase price obligation as of June 30, 2007 was $4,684,000. NeoMedia does not currently have sufficient cash resources to meet this obligation.

All Of The Company's Assets Are Pledged To Secure Certain Debt Obligations, Which The Company Could Fail To Repay

Pursuant to secured convertible debentures, dated as of August 24, 2007, March 27, 2007, August 24, 2006 and December 29, 2006, in the principal amount of $1,775,000, $7,459,000, $5,000,000 and $2,500,000, respectively, issued to Cornell Capital Partners, LP, the Company was required to secure such secured convertible debentures' repayment with substantially all of its assets. In the event the Company is unable to repay the secured convertible debentures, it could lose all of its assets and be forced to cease its operations. If the Company is found to be in default under the debentures, the full principal amount of the debentures, together with interest and other amounts owing, may become immediately due and payable. As of June 30, 2007, the Company was in default of a covenant contained in the financing agreements due to the Company's failure to have a registration statement registering certain of the underlying shares of the convertible instruments decalred effective by the specified date. NeoMedia is also in default of Series C convertible preferred stock with a face value of $22,000,000. As a result of the default, the holder of the securities could redeem the convertible debentures and preferred stock for cash at their discretion. Additionally, as a result of the default, Cornell Capital Partners currently has the right to exercise on a cashless basis 492,000,000 of the warrants they hold, and NeoMedia may not receive any cash proceeds from such exercises.

There Is Limited Information Upon Which Investors Can Evaluate NeoMedia's Business Because The Physical-World-To-Internet Market Has Existed For Only A Short Period Of Time

The physical-world-to-Internet market in which NeoMedia operates is a recently developed market. Further, NeoMedia has conducted operations in this market only since March 1996. Consequently, NeoMedia has a relatively limited operating history upon which an investor may base an evaluation of NeoMedia's primary business and determine NeoMedia's prospects for achieving its intended business objectives. To date, NeoMedia has had limited sales of its physical-world-to-Internet products. NeoMedia is prone to all of the risks inherent to the establishment of any new business venture, including unforeseen changes in its business plan. An investor should consider the likelihood of NeoMedia's future success to be highly speculative in light of its limited operating history in its primary market, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in new and rapidly evolving markets, such as the physical-world-to-Internet space. To address these risks, NeoMedia must, among other things:

•	maintain and increase its client base;

•	implement and successfully execute its business and marketing strategy;

•	continue to develop and upgrade its products;

•	continually update and improve service offerings and features;

•	respond to industry and competitive developments; and

•	attract, retain, and motivate qualified personnel.

NeoMedia may not be successful in addressing these risks. If NeoMedia is unable to do so, its business, prospects, financial condition, and results of operations would be materially and adversely affected.

NeoMedia's Future Success Depends On The Timely Introduction Of New Products And The Acceptance Of These New Products In The Marketplace.

Rapid technological change and frequent new product introductions are typical for the markets NeoMedia serves. NeoMedia's future success will depend in large part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent that NeoMedia fails to introduce new and innovative products, it may lose market share to its competitors, which may be difficult to regain. Any inability, for technological or other reasons, to successfully develop and introduce new products could materially and adversely affect NeoMedia's business.

NeoMedia's Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

NeoMedia’s common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. These requirements may reduce the potential market for NeoMedia’s common stock by reducing the number of potential investors. This may make it more difficult for investors in NeoMedia’s common stock to sell shares to third parties or to otherwise dispose of them. This could cause NeoMedia’s stock price to decline. Penny stocks are stock:

•	with a price of less than $5.00 per share;

•	that are not traded on a “recognized” national exchange;

•	whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
in issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $10 million (if in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Existing Shareholders Will Experience Significant Dilution When Certain Investors Convert Their Preferred Stock to Common Stock, Convert Outstanding Convertible Debentures, Or When the Investors Exercise Their Warrants and Receive Common Stock Shares Under The Investment Agreement With The Investors

The issuance of shares of common stock pursuant to the conversion of Series C convertible preferred stock, the conversion of convertible debentures, or the exercise of warrants pursuant to NeoMedia's transactions with Cornell Capital Partners will have a dilutive impact on NeoMedia's stockholders. As a result, NeoMedia's net income or loss per share could decrease in future periods, and the market price of its common stock could decline.  In addition, the lower NeoMedia's stock price is, the more shares of common stock NeoMedia will have to issue pursuant to the conversion of preferred stock or the convertible debentures.  If NeoMedia's stock price is lower, then existing stockholders would experience greater dilution.

Due To The Accounting Treatment Of Certain Convertible Preferred Stock And Convertible Debenture Instruments Issued By NeoMedia, A Fluctuation In NeoMedia's Stock Price Could Have A Material Impact On NeoMedia's Results Of Operations

During the six months ended June 30, 2007 and 2006, and the year ended December 31, 2006, NeoMedia recognized (expense) income in the amount of ($2,386,000), $15,794,000, and $13,645,000, respectively, resulting from adjustments recorded to reflect the change in fair value from revaluation of warrants and embedded conversion features in connection with its Series C convertible preferred shares and its convertible debentures. NeoMedia will adjust the carrying value of its derivative instruments to market at each balance sheet date. As a result, NeoMedia could experience significant fluctuations in its net income (loss) in future periods from such charges based on corresponding movement in NeoMedia's share price.

NeoMedia Is Uncertain Of The Success Of Its NeoMedia Mobile Business Unit And The Failure Of This Unit Would Negatively Affect The Price Of NeoMedia's Stock

NeoMedia provides products and services that provide a link from physical objects, including printed material, to the mobile Internet. NeoMedia can provide no assurance that:

•	its NeoMedia Mobile business unit will ever achieve profitability;

•	its current product offerings will not be adversely affected by the focusing of its resources on the physical-world-to-Internet space; or

•	the products NeoMedia develops will obtain market acceptance.

In the event that the NeoMedia Mobile business unit should never achieve profitability, that NeoMedia’s current product offerings should so suffer, or that NeoMedia’s products fail to obtain market acceptance, NeoMedia’s business, prospects, financial condition, and results of operations would be materially adversely affected.

A Large Percentage Of NeoMedia's Assets Are Intangible Assets, Which Will Have Little Or No Value If NeoMedia's Operations Are Unsuccessful

At June 30, 2007 and December 31, 2006 and 2005, approximately 36%, 27% and 39%, respectively, of NeoMedia's total assets were intangible assets and goodwill used in continuing operations, consisting primarily of rights related to NeoMedia's patents, other intellectual property, and excess of purchase price over fair market value paid for Gavitec. If NeoMedia's operations are unsuccessful, these assets will have little or no value, which would materially adversely affect the value of NeoMedia's stock and the ability of NeoMedia's stockholders to recoup their investments in NeoMedia's capital stock.

NeoMedia reviews its amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. NeoMedia may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of NeoMedia's goodwill or amortizable intangible assets is determined, resulting in an impact on results of operations.

Certain Of NeoMedia's Emerging Products And Services Have Limited History And May Not Result In Success

To date, NeoMedia has conducted limited marketing efforts directly relating to its emerging technology products, consisting primarily of the qode® suite of products, and certain products of recent acquisition of Gavitec. Many of NeoMedia's marketing efforts with respect to these emerging technologies have been largely untested in the marketplace, and may not result in materially increased sales of these emerging products and services. To penetrate the emerging markets in which it competes, NeoMedia expects that it will have to exert significant efforts to create awareness of, and demand for, its emerging products and services. To the extent funding is available, NeoMedia intends to continue to expand its sales and marketing resources as the market continues to mature. NeoMedia's failure to further develop its sales and marketing capabilities and successfully market its emerging products and services would have a material adverse effect on its business, prospects, financial condition, and results of operations.

NeoMedia's Internally Developed Systems Are Inefficient And May Put NeoMedia At A Competitive Disadvantage

NeoMedia uses internally developed technologies for a portion of its systems integration services, as well as the technologies required to interconnect its clients' and customers' physical-world-to-Internet systems and hardware with its own. As NeoMedia develops these systems in order to integrate disparate systems and hardware on a case-by-case basis, these systems are inefficient and require a significant amount of customization. Such client and customer-specific customization is time consuming and costly and may place NeoMedia at a competitive disadvantage when compared to competitors with more efficient systems.

NeoMedia Could Fail To Attract Or Retain Key Personnel

NeoMedia's future success will depend in large part on its ability to attract, train, and retain additional highly skilled executive level management, creative, technical, and sales personnel. Competition is intense for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than NeoMedia has. NeoMedia may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. NeoMedia's failure to attract and retain qualified personnel could have a material adverse effect on its business, prospects, financial condition, and results of operations.

NeoMedia Depends Upon Its Senior Management And Their Loss Or Unavailability Could Put NeoMedia At A Competitive Disadvantage

NeoMedia's success depends largely on the skills of certain key management and technical personnel, including William J. Hoffman, the Company’s CEO since June 2007, and Dr. Christian Steinborn, managing director of NeoMedia's Gavitec AG - mobile digit subsidiary in Germany, head of NeoMedia's mobile division in Europe and Asia, and NeoMedia’s COO. The loss of the services of these individuals could materially harm NeoMedia's business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. NeoMedia does not presently maintain a key-man life insurance policy on any of these key individuals. During December 2006, Charles T. Jensen, NeoMedia's former President and Chief Executive Officer, Martin N. Copus, NeoMedia's former Chief Operating Officer and the head of its NeoMedia Mobile business unit, and William E. Fritz, outside director, each resigned their positions. During April 2007, Roger Pavane, Executive Vice President of Sales and Marketing, resigned his position. During June 2007, David A. Dodge, Vice President and Chief Financial Officer, resigned his position. During October 2007, Charles W. Fritz, the founder and Chairman of the Board of NeoMedia, resigned his role as Chairman of the Board.

NeoMedia May Be Unsuccessful In Integrating Its Gavitec Acquisition With Its Current Business

The success of the acquisition of Gavitec could depend on the ability of NeoMedia's executive management to integrate the business plan of Gavitec with NeoMedia's overall business plan. Failure to properly integrate the business could have a material adverse effect on the expected revenue and operations of the acquisition, as well as the expected return on investment for NeoMedia. During the first quarter of 2006, NeoMedia acquired three businesses, 12Snap, Mobot and Sponge, each of which was has been sold as of the date of this filing. In addition, during February 2007 NeoMedia decided to attempt to sell its wholly owned subsidiary NeoMedia Telecom Services, which was acquired during the first quarter of 2006.

NeoMedia May Be Unable To Protect Its Intellectual Property Rights And May Be Liable For Infringing The Intellectual Property Rights Of Others

NeoMedia's success in the physical-world-to-Internet market is dependent upon its proprietary technology, including patents and other intellectual property, and on the ability to protect proprietary technology and other intellectual property rights. In addition, NeoMedia must conduct its operations without infringing on the proprietary rights of third parties. NeoMedia also intends to rely upon unpatented trade secrets and the know-how and expertise of its employees, as well as its patents. To protect its proprietary technology and other intellectual property, NeoMedia relies primarily on a combination of the protections provided by applicable patent, copyright, trademark, and trade secret laws as well as on confidentiality procedures and licensing arrangements. Although NeoMedia believes that it has taken appropriate steps to protect its unpatented proprietary rights, including requiring that its employees and third parties who are granted access to NeoMedia's proprietary technology enter into confidentiality agreements, NeoMedia can provide no assurance that these measures will be sufficient to protect its rights against third parties. Others may independently develop or otherwise acquire patented or unpatented technologies or products similar or superior to NeoMedia's.

NeoMedia licenses from third parties certain software tools that are included in NeoMedia's services and products. If any of these licenses were terminated, NeoMedia could be required to seek licenses for similar software from other third parties or develop these tools internally. NeoMedia may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all. Companies participating in the software and Internet technology industries are frequently involved in disputes relating to intellectual property. NeoMedia may in the future be required to defend its intellectual property rights against infringement, duplication, discovery, and misappropriation by third parties or to defend against third party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, NeoMedia. An adverse determination could subject NeoMedia to significant liabilities to third parties, require NeoMedia to seek licenses from, or pay royalties to, third parties, or require NeoMedia to develop appropriate alternative technology. Some or all of these licenses may not be available to NeoMedia on acceptable terms or at all, and NeoMedia may be unable to develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on NeoMedia's business, prospects, financial condition, and results of operations.

NeoMedia Is Exposed To Product Liability Claims And An Uninsured Claim Could Have A Material Adverse Effect On NeoMedia's Business, Prospects, Financial Condition, And Results Of Operations, As Well As The Value Of NeoMedia's Stock

Many of NeoMedia’s projects are critical to the operations of its clients’ businesses. Any failure in a client’s information system could result in a claim for substantial damages against NeoMedia, regardless of NeoMedia’s responsibility for such failure. NeoMedia could, therefore, be subject to claims in connection with the products and services that it sells. NeoMedia currently maintains product liability insurance. There can be no assurance that:

•	NeoMedia has contractually limited its liability for such claims adequately or at all; or

•	NeoMedia would have sufficient resources to satisfy any liability resulting from any such claim.

The successful assertion of one or more large claims against NeoMedia could have a material adverse effect on its business, prospects, financial condition, and results of operations.

NeoMedia Will Not Pay Cash Dividends And Investors May Have To Sell Their Shares In Order To Realize Their Investment

NeoMedia has not paid any cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future. NeoMedia intends to retain future earnings, if any, for reinvestment in the development and marketing of NeoMedia's products and services. As a result, investors may have to sell their shares of common stock to realize their investment.

Some Provisions Of NeoMedia's Certificate of Incorporation And bylaws May Deter Takeover Attempts, Which May Limit The Opportunity Of NeoMedia's Stockholders To Sell Their Shares At A Premium To The Then-Current Market Price

Some of the provisions of NeoMedia's Certificate of Incorporation and bylaws could make it more difficult for a third party to acquire NeoMedia, even if doing so might be beneficial to NeoMedia's stockholders by providing them with the opportunity to sell their shares at a premium to the then-current market price. On December 10, 1999, NeoMedia's Board of Directors adopted a stockholders rights plan and declared a non-taxable dividend of one right to acquire Series A Preferred Stock of NeoMedia, par value $0.01 per share, on each outstanding share of NeoMedia's common stock to stockholders of record on December 10, 1999 and each share of common stock issued thereafter until a pre-defined hostile takeover date. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a “poison pill.” The stockholder rights plan was designed to enable all stockholders not engaged in a hostile takeover attempt to receive fair and equal treatment in any proposed takeover of NeoMedia and to guard against partial or two-tiered tender offers, open market accumulations, and other hostile tactics to gain control of NeoMedia. The stockholders rights plan was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption. This stockholders rights plan may have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of NeoMedia or a change in control of NeoMedia. Certain of NeoMedia's then directors, officers and principal stockholders, Charles W. Fritz, William E. Fritz and The Fritz Family Limited Partnership, and their holdings were exempted from the triggering provisions of NeoMedia's “poison pill” plan, as a result of the fact that, as of the plan's adoption, their holdings might have otherwise triggered the “poison pill”.

In addition, NeoMedia's Certificate of Incorporation authorizes the Board of Directors to designate and issue preferred stock, in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion, redemption rights, and sinking fund provisions.

NeoMedia is authorized to issue a total of 25,000,000 shares of Preferred Stock, par value $0.01 per share. The issuance of any preferred stock could have a material adverse effect on the rights of holders of NeoMedia's common stock, and, therefore, could reduce the value of shares of NeoMedia's common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict NeoMedia's ability to merge with, or sell NeoMedia's assets to, a third party. The ability of the Board of Directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of NeoMedia or a change in NeoMedia's control.

Risks Relating To NeoMedia's Industry

The Security Of The Internet Poses Risks To The Success Of NeoMedia's Entire Business

Concerns over the security of the Internet and other electronic transactions, and the privacy of consumers and merchants, may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions, which may have a material adverse effect on NeoMedia's physical-world-to-Internet business.

NeoMedia Will Only Be Able To Execute Its Physical-World-To-Internet Business Plan If Internet Usage and Electronic Commerce Continue To Grow

NeoMedia's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and camera devices on mobile telephones. If use of the Internet and camera devices on mobile telephones does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet and camera devices on mobile telephones does not effectively support the growth that may occur, or does not become a viable commercial marketplace, NeoMedia's physical-world-to-Internet business, and therefore NeoMedia's business, prospects, financial condition, and results of operations, could be materially adversely affected. Rapid growth in the use of, and interest in, the Internet and camera devices on mobile telephones is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use mobile telephones as a medium of information retrieval or commerce. Demand and market acceptance for recently introduced services and products over the mobile Internet are subject to a high level of uncertainty, and few services and products have generated profits. For NeoMedia to be successful, consumers and businesses must be willing to accept and use novel and cost efficient ways of conducting business and exchanging information.

In addition, the public in general may not accept the use of the Internet and camera devices on mobile telephones as a viable commercial or information marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that mobile phone Internet usage continues to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the mobile Internet may be unable to support the demands placed upon them. In addition, the mobile Internet and mobile interactivity could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of mobile Internet activity, or due to increased governmental regulation. Significant issues concerning the commercial and informational use of the mobile Internet, and online networks technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. Changes in, or insufficient availability of, telecommunications services to support the Internet, the Web or other online services also could result in slower response times and adversely affect usage of the Internet, the Web and other online networks generally and NeoMedia's physical-world-to-Internet product and networks in particular.

NeoMedia May Not Be Able To Adapt As The Internet, Physical-World-To-Internet, And Customer Demands Continue To Evolve

NeoMedia may not be able to adapt as the mobile Internet and physical-world-to-Internet markets and consumer demands continue to evolve. NeoMedia’s failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on its business, prospects, financial condition, and results of operations. The mobile Internet and physical-world-to-Internet markets are characterized by:

•	rapid technological change;

•	changes in user and customer requirements and preferences;

•	frequent new product and service introductions embodying new technologies; and

•	the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

NeoMedia’s success will depend, in part, on its ability to:

•	enhance and improve the responsiveness and functionality of its products and services;

•	license or develop technologies useful in its business on a timely basis;

•	enhance its existing services, and develop new services and technologies that address the increasingly sophisticated and varied needs of NeoMedia’s prospective or current customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

NeoMedia May Not Be Able To Compete Effectively In Markets Where Its Competitors Have More Resources

While the market for physical-world-to-Internet technology is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by NeoMedia. NeoMedia believes that competition will intensify and increase in the near future. NeoMedia's target market is rapidly evolving and is subject to continuous technological change. As a result, NeoMedia's competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on NeoMedia's business, prospects, financial condition, and results of operations.

Some of NeoMedia's competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than NeoMedia. NeoMedia may not successfully compete in any market in which it conducts or may conduct operations. NeoMedia may not be able to penetrate markets or market its products as effectively as NeoMedia's better-funded more-established competitors.

In The Future There Could Be Government Regulations And Legal Uncertainties Which Could Harm NeoMedia's Business

Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to NeoMedia's business, or the application of existing laws and regulations to the Internet and other online services, could have a material adverse effect on NeoMedia's business, prospects, financial condition, and results of operations. Due to the increasing popularity and use of the Internet, the Web and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as taxation, user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. The growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet, the Web or other online services, which could, in turn, decrease the demand for NeoMedia's services and increase NeoMedia's cost of doing business, or otherwise have a material adverse effect on NeoMedia's business, prospects, financial condition, and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet, the Web and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively.

Certain of NeoMedia's proprietary technology allows for the storage of demographic data from NeoMedia's users. In 2000, the European Union adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit NeoMedia's ability to collect and use information collected by NeoMedia's technology in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain Internet companies of personal information. NeoMedia could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if NeoMedia's privacy practices are investigated.

Risks Specific To This Offering

As of September 20, 2007, we had 955,326,897 shares of common stock outstanding, and options and warrants to purchase up to an aggregate 623,993,494 shares of common stock. We currently have Series C Convertible preferred stock with a face value of $20,877,000, and convertible debentures with a face value of $16,734,000 outstanding. These instruments are convertible into shares of our common stock at discounts as high as 20% of the lowest closing bid price of the common stock for the 30 trading days immediately preceding the conversion date. Up to 100,000,000 common shares underlying the convertible debentures and 96,000,000 shares underlying warrants issued in connection with the convertible debentures are being registered hereunder.

Existing Shareholders Will Experience Significant Dilution When Certain Investors Convert Their Preferred Stock or Convertible Debentures to Common Stock, or When the Investors Exercise Their Warrants and Receive Shares Of Common Stock Under the Investment Agreement with the Investors

The issuance of shares of common stock pursuant to the conversion of Series C Convertible Preferred Stock or secured convertible debentures pursuant to our transactions with Cornell Capital Partners and the issuance of shares of common stock in connection with the exercise of warrants will have a dilutive impact on our stockholders. As a result, our net income or loss per share could decrease in future periods, and the market price of our common stock could decline.  In addition, the lower our stock price is, the more shares of common stock we will have to issue pursuant to the conversion of our preferred stock.  If our stock price is lower, then our existing stockholders would experience greater dilution.

The Market Price Of Our Securities May Be Volatile

As a result of the emerging and evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarters, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. An investor should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

•	the ability to retain existing clients and customers;

•	the ability to attract new clients and customers at a steady rate;

•	the ability to maintain client satisfaction;

•	the ability to motivate potential clients and customers to acquire and implement new technologies;

•	the extent to which our products gain market acceptance;

•	the timing and size of client and customer purchases;

•	introductions of products and services by competitors;

•	price competition in the markets in which we compete;

•	the pricing of hardware and software that we resell or integrate into our products;

•	the level of use of the mobile Internet and online services, as well as the rate of market acceptance of physical-world-to-Internet marketing;

•	the ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

•	the ability to attract, train, and retain skilled management, strategic, technical, and creative professionals;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

•	unanticipated technical, legal, and regulatory difficulties with respect to use of the Internet; and

•	general economic conditions and economic conditions specific to Internet technology usage and electronic commerce.

Our common stock has traded as low as $0.01 and as high as $0.722 between January 1, 2003 and September 20, 2007. Since February 9, 2006, NeoMedia’s stock has been subject to dramatic price volatility. Between February 9, 2006 and September 20, 2007, NeoMedia’s stock has traded as low as $0.02 per share and as high as $0.42 per share. From time to time after this offering, the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts’ expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies.

You May Suffer Significant Additional Dilution If Outstanding Options And Warrants Are Exercised

As of September 20, 2007, we had outstanding stock options and warrants to purchase 623,993,494 shares of common stock, some of which have exercise prices at or below the price of our common shares on the public market. To the extent such options or warrants are exercised, there will be further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

Future Sales Of Common Stock By Our Stockholders Could Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market as a result of this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. The potential aggregate dilutive effect on stockholders of financing and acquisition arrangements in place as of September 20, 2007, assuming various stock prices at the time of the transactions, are as follows:

	Assumed NeoMedia Stock Price (4)
	$0.02	$0.05	$0.10	$0.25
Shares of common stock outstanding as of September 20, 2007	955,326,897	955,326,897	955,326,897	955,326,897

Plus pro forma common shares issued upon:
Conversion of outstanding options and warrants (1)	623,993,494	623,993,494	623,993,494	623,993,494
Conversion of convertible preferred shares (2)	1,232,454,633	492,981,853	246,490,927	98,596,371
Conversion of convertible debentures (3)	492,335,564	196,934,225	115,791,073	90,263,396
Pro forma shares outstanding after all transactions	3,304,110,588	2,269,236,469	1,941,602,391	1,768,180,158

(1)
Outstanding warrants include 502,000,000 warrants held by Cornell Capital Partners with exercise price of $0.02 that were issued in connection with the Series C convertible preferred stock and convertible debentures. These warrants are not included in the pro forma share calculation for conversion of convertible preferred shares or the convertible debenture shares.

(2)	Convertible preferred shares convert into common shares at 97% of the lowest closing bid price for the 30-day period prior to conversion, with a maximum conversion price of $0.02.

(3)	Convertible debenture shares convert into common shares at 80-90% of the lowest closing bid price for the 30-day period prior to conversion, with a maximum conversion price of $0.02.

(4)
This table reflects the number of shares that would be issued to satisfy current financing and acquisition transactions to which we are a party at different prices of our common stock at the time the transaction is effected. The last sale price of our common stock on September 20, 2007 was $0.02. Amounts are shown for pro forma informational purposes only.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 955,326,897 shares of common stock outstanding as of September 20, 2007, 667,333,849 are, or upon effectiveness of this registration statement will be, freely tradable without restriction, unless held by our “affiliates.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “About NeoMedia Technologies, Inc.” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our executive officers will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement” Further, when we use the words “ may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling security holders. We will, however, receive proceeds from the exercise of the warrants held by the selling security holders.

For illustrative purposes, we have set forth the potential proceeds to be received from the exercise of warrants being registered hereunder. The table assumes estimated offering expenses of $50,000.

			Proceeds
	Number of	Exercise	All	In-the-money
Holder	Warrants	Price	Warrants	Warrants (1)
William E. Fritz	2,500,000	$0.010	$25,000	$25,000
Charles W. Fritz	10,000	$0.030	300	—
William E. Fritz	40,000	$0.030	1,200	—
Cornell Capital Partners	96,000,000	$0.020	1,920,000	—
David Kaminer	100,000	$0.102	10,200	—
Thornhill Capital	3,500,000	$0.048	168,000	—
Thornhill Capital	2,500,000	$0.110	275,000	—
Thornhill Capital	2,000,000	$0.227	454,000	—
Thornhill Capital	2,000,000	$0.328	656,000	—
Gross proceeds			$3,509,700	$25,000
Less: estimated offering expenses			(50,000)	(50,000)
Net Proceeds			$3,459,700	$—

(1)
A significant portion of the potential proceeds relate to warrants that were not in-the-money based on a stock price of $0.02, which was the last sale price on September 20, 2007. As a result, for informational purposes we have shown the total proceeds from warrants that were in-the-money as of September 20, 2007.

On February 17, 2006, in connection with the Series C Convertible Preferred Stock sale, we issued “A” warrants, “B” warrants and “C” warrants to purchase 20,000,000, 25,000,000, and 30,000,000 shares of our common stock, respectively, exercisable in three separate traunches at a price of $0.50, $0.40 and $0.35, respectively, per share. The warrants have a five-year contractual life. As an inducement to enter into subsequent financing arrangements, the warrants were repriced on August 24, 2007 to $0.02 per share, subject to all the original terms and conditions of the respective warrant agreements. NeoMedia can force exercise of the warrants if the closing bid price of NeoMedia stock is more than $0.10 greater than the exercise price of any of the warrants for 15 consecutive trading days. All 75,000,000 of the shares underlying these warrants are being registered for resale hereunder.

On August 24, 2006, in connection with the $5 million Secured Convertible Debenture, Cornell Capital Partners also received “A” warrants, “B” warrants, “C” warrants and “D” warrants to purchase 25,000,000, 50,000,000, 50,000,000, and 50,000,000 shares of common stock, respectively, exercisable in four separate traunches at a price of $0.15, $0.05, $0.20, and $0.25, respectively, per share. As an inducement to enter into subsequent financing arrangements, 125,000,000 of the warrants priced above $0.05 per share were repriced on August 24, 2007 to $0.02 per share, subject to all the original terms and conditions of the respective warrant agreements. NeoMedia can force exercise of the warrants if the closing bid price of NeoMedia stock is more than $0.10 greater than the exercise price of any of the warrants for 15 consecutive trading days. Of the shares underlying these warrants, 21,000,000 underlying the warrants with an initial exercise price of $0.05 are being registered for resale hereunder.

On December 29, 2006, in connection with the $2.5 million Secured Convertible Debenture, we issued to Cornell Capital Partners a warrant to purchase 42,000,000 shares of our common stock, exercisable at a price of $0.06 per share. The warrant has a five-year contractual life. As an inducement to enter into subsequent financing arrangements, the warrant was repriced on August 24, 2007 to $0.02 per share, subject to all the original terms and conditions of the respective warrant agreements. NeoMedia can force exercise of the warrants if the closing bid price of NeoMedia stock is more than $0.10 greater than the exercise price of any of the warrants for 10 consecutive trading days. None of the shares underlying these warrants are being registered for resale hereunder.

On March 27, 2007, in connection with the $7.5 million Secured Convertible Debenture, we issued to Cornell Capital Partners a warrant to purchase 125,000,000 shares of our common stock, exercisable at a price of $0.04 per share. The warrant has a five-year contractual life. As an inducement to enter into subsequent financing arrangements, the warrant was repriced on August 24, 2007 to $0.02 per share, subject to all the original terms and conditions of the respective warrant agreements. The warrant does not contain a forced exercise clause. None of the shares underlying these warrants are being registered for resale hereunder.

On August 24, 2007, in connection with the $1.8 million Secured Convertible Debenture, we issued to YA Global Investments (formerly Cornell Capital Partners) a warrant to purchase 75,000,000 shares of our common stock, exercisable at a price of $0.02 per share. The warrant has a five-year contractual life. The warrant does not contain a forced exercise clause. None of the shares underlying these warrants are being registered for resale hereunder.

It is important to note that the warrants held by Cornell Capital Partners contain a provision that, if NeoMedia is in default of the warrant agreement, the holder can perform a “cashless” exercise of the warrants and in lieu of making payment of the exercise price in cash, elect instead to withhold shares as consideration for the exercise price. In the event of such a “cashless” exercise, NeoMedia would not receive any cash proceeds upon the exercise of such warrants. NeoMedia is currently in default of the Investor Registration Rights Agreement entered into on February 17, 2006 (as amended by a Master Amendment Agreement entered into on March 27, 2007 in connection with the March 2007 convertible debenture), which called for a registration statement containing the shares underlying the secured convertible debentures to be filed by June 1, 2006; and the Investor Registration Rights Agreement entered into on August 24, 2006 in connection with the secured convertible debentures, which called for the shares underlying the secured convertible debentures to be registered by November 22, 2006. Such a default of the Investor Registration Rights Agreements constitutes an event of default under all of the warrant agreements. As a result, Cornell Capital Partners currently has the right to exercise on a cashless basis 502,000,000 of the warrants they hold.

NeoMedia expects to use any proceeds from warrant exercises for general working capital purposes.

DILUTION

NeoMedia’s net tangible book value as of June 30, 2007 (including tangible assets and liabilities held for sale in connection with the sale of our 12Snap, Micro Paint Repair, and Telecom Services businesses) was $(46,477,000) (unaudited) or $(0.0516) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Our net tangible book value will be impacted by the common stock to be issued upon conversion of the secured convertible debentures, as well as upon conversion of certain warrants for which the underlying shares are being registered hereunder. Because the secured convertible debentures convert at a discount to the market price of NeoMedia stock at the time of conversion, the amount of dilution will depend on NeoMedia’s share price at the time that the secured convertible debentures are converted. In addition, we expect that certain warrants being registered hereunder will not be exercised if the market price of our common stock is less than the exercise price of the warrants. The following example shows the dilution to new investors at an offering price of $0.02 per share (net of applicable discount to Cornell Capital Partners at conversion).

If we assume (i) Cornell Capital Partners converted its secured convertible debentures into the maximum number of common shares being registered hereunder (100,000,000 shares) at an assumed offering price of $0.02 per share (net of applicable discounts), and (ii) all in-the-money warrants being registered hereunder were converted, then net of offering expenses of $50,000, our net tangible book value as of June 30, 2007 would have been ($44,702,000) or ($0.0446) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0070 per share and an immediate dilution to new stockholders of $0.0646 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.0200
Net tangible book value per share before this offering	$(0.0516)
Increase attributable to new investors	$0.0070
Net tangible book value per share after this offering		$(0.0446)
Dilution per share to new stockholders		$0.0646

The offering price of our common stock is based on the market price at the time of conversion. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

Assumed		Dilution per
Offering	No. of Shares	Share to
Price	to Be Issued (1)	New Investors
$0.25	128,872,222	$0.2876
$0.10	157,605,556	$0.1373
$0.05	202,050,000	$0.0861
$0.02	102,500,000	$0.0646

(1)
Represents the number of shares of common stock that would be issued at the given market price, assuming (i) Cornell Capital Partners converted its secured convertible debentures into the maximum number of common shares being registered hereunder (100,000,000 shares), and (ii) all in-the-money warrants being registered hereunder were converted at their respective exercise price.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The table identifies the selling stockholders. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as described below.

•
As of September 20, 2007, Cornell Capital Partners, LP was the holder of: (i) 20,877 shares of Series C Convertible Preferred Stock that are convertible into shares of common stock, (ii) a $5,000,000 Secured Convertible Debenture, (iii) a $2,500,000 Secured Convertible Debenture, (iv) a $7,458,651 Secured Convertible Debenture, (v) a $1,775,000 Secured Convertible Debenture, (vi) warrants to purchase 502,000,000 shares of our common stock at $0.02 per share, and (vii) 15,000,000 shares of NeoMedia common stock. Mark Angelo, the portfolio manager of Cornell Capital Partners, LP, is the natural person who exercises voting and/or dispositive powers over the shares held by Cornell Capital Partners, LP. Cornell Capital Partners, LP recently changed its name to YA Global Investments, LP.

•
Ralph Schraven and Christian Steinborn were shareholders of Gavitec AG, and as such are currently the holders of shares issued as stock consideration in connection with our acquisition of Gavitec. Mr. Steinborn was employed by Gavitec AG, a wholly owned subsidiary of NeoMedia, as of the date of this filing, and Mr. Schraven works for NeoMedia on a consulting basis.

•
Thornhill Capital LLC has provided strategic advisment and evaluation services relating to mergers, acquisitions and financing opportunities to NeoMedia. The shares of common stock being registered in the accompanying registration statement have been granted from time to time as compensation to Thornhill Capital LLC for the securing of financing on behalf of NeoMedia. Martha Refkin, the President of Thornhill Capital LLC, is the natural person who exercises voting and/or dispositive powers over the shares held by Thornhill Capital LLC.

•
Shares being registered hereunder in the name of Wayside Solutions, Inc. were issued by NeoMedia as repayment of debt owed to Wayside by BSD Software, Inc., which was acquired by NeoMedia in March 2006. Blair McInnes, the managing member Wayside Solutions, is the natural person who exercises voting and/or dispositive powers over the shares held by Wayside Solutions. During portions of 2004 and 2005, Blair McInnes was an outside sales consultant to NeoMedia. He is not currently affiliated with NeoMedia. Mr. McInnes is also the natural person who holds dispositive control over 28,854,685 shares of NeoMedia common stock held by Tesscourt Capital Ltd., which are not being registered hereunder.

•
Charles W. Fritz is a founder and served as Chairman of the Board of Directors of NeoMedia from its inception until October 2007. The shares being registered underly warrants held by Mr. Fritz granted during 2003.

•
William E. Fritz is a founder and a former member of the Board of Directors of NeoMedia. Mr. Fritz resigned from NeoMedia’s board in December 2006, and is not currently affiliated with the Company. The shares being registered underly warrants held by Mr. Fritz granted during 2003.

•
David Kaminer previously performed contracted public relations and investor relations services for us. The shares being registered underly warrants held by Mr. Kaminer granted during 2004 as payment of professional services rendered to NeoMedia.

Absent registration under the Securities Act, the shares of common stock offered herein are subject to certain limitations on resale. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of certain registration rights we granted to the entities listed below. The following table assumes that the entities listed below will sell all of the common stock offered herein set forth opposite their respective names.

The table follows:

Selling Stockholder	Shares Beneficially Owned Before Offering (1)		Percentage of Outstanding Shares Beneficially Owned before Offering (1)	Shares to Be Sold in the Offering	Shares Beneficially Owned after Offering (1)	Percentage of Outstanding Shares Beneficially Owned after Offering (1)
Cornell Capital Partners, LP	50,174,521	(2)	4.99% (3)	196,000,000	61,132,983	4.99% (3)
GZ Paul Partners BV	35,447,517	(4)(5)	3.71%	6,175,745	29,271,772	2.51%
Jülicher Kapital Beteiligungsgesellschaft mbH	3,980,382	(4)(6)	*	728,284	—	—
Jörg Küchen	18,151,446	(4)	1.90%	3,480,864	—	—
Richard Rolf Reuter	5,473,305	(4)	*	1,049,604	—	—
Ralph Schraven	4,698,471	(4)	*	870,332	160,000	*
Franz-Josef Titz	4,583,344	(4)	*	878,939	—	—
Christian Steinborn	4,153,697	(4)	*	336,302	2,400,000	*
Laurens Nunnink	732,349	(4)	*	140,441	—	—
Apax Europe IV - A L.P.	87,994,468	(7)(8)	9.21%	10,597,166	77,397,302	6.65%
Argo II, L.P.	83,937,527	(7)(9)	8.79%	10,108,589	73,828,938	6.34%
ARGO II The Wireless Internet Fund (Europe) L.P.	2,995,136	(7)(9)	*	360,704	2,634,432	*
ARGC IV, L.P.	878,112	(7)(9)	*	105,751	772,361	*
Nokia Ventures, L.P.	48,873,780	(7)(10)	5.12%	5,885,865	42,987,915	3.69%
Sirios Capital Partners, L.P.	191,552	(7)(11)	*	191,552	—	—
Sirios Capital Partners II, L.P.	1,083,443	(7)(11)	*	1,083,443	—	—
Sirios Overseas Fund Ltd.	1,686,862	(7)(11)	*	1,686,862	—	—
Sirios/QP Partners L.P.	4,440,671	(7)(11)	*	4,440,671	—	—
BCAP AG	2,115,008	(7)(12)	*	2,115,008	—	—
CDB Web Tech International L.P.	2,115,008	(7)(13)	*	2,115,008	—	—
Cyriac Roeding	742,981	(7)	*	742,981	—	—
Alexander Brand	362,126	(7)	*	362,126	—	—
Andreas Müller	362,126	(7)	*	362,126	—	—
Moritz Winter	1,385,872	(7)	*	1,385,872	—	—
Thornhill Capital LLC	10,724,000	(14)	1.11%	10,000,000	724,000	*
Guy Fietz	8,554,195	(15)	*	1,512,093	7,042,102	*
Wayside Solutions	32,576,383	(16)	3.41%	3,721,698	28,854,685	2.48%
Charles W. Fritz	29,650,766	(17)	3.04%	10,000	29,640,766	2.50%
William E. Fritz	53,150,944	(18)	5.53%	2,540,000	50,610,944	4.34%
David Kaminer	100,000	(19)	*	100,000	—	—
TOTAL	501,315,992		52.10%	269,088,026	407,458,200	34.68%

* Indicates less than 1%.

(1)
Applicable percentage of ownership is based on 955,326,897 shares of common stock outstanding as of September 20, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of September 20, 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 20, 2007, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of NeoMedia.

(2)
Shares beneficially owned by Cornell Capital Partners, LP before offering consist of (i) 20,877 shares of Series C convertible preferred stock issued in February 2006 that is convertible into shares of NeoMedia common stock at the lesser of 97% of the lowest closing bid price for the 30 trading days immediately prior to conversion, or $0.02, none of which are being registered hereunder; (ii) $5,000,000 face value secured convertible debenture issued in August 2006 that is convertible into shares of NeoMedia common stock at the lesser of 90% of the lowest closing bid price for the 30 trading days immediately prior to conversion, or $0.02, relative to which 100,000,0000 common shares underlying the conversion of such debenture are being registered hereunder; (iii) $2,500,000 face value secured convertible debenture issued in December 2006 that is convertible into shares of NeoMedia common stock at the lesser of 90% of the lowest closing bid price for the 30 trading days immediately prior to conversion, or $0.02, none of which are being registered hereunder; (iv) $7,458,651 face value secured convertible debenture issued in March 2007 that is convertible into shares of NeoMedia common stock at the lesser of 90% of the lowest closing bid price for the 30 trading days immediately prior to conversion, or $0.02, none of which are being registered hereunder, (v) $1,775,000 face value secured convertible debenture issued in August 2007 that is convertible into shares of NeoMedia common stock at the lesser of 80% of the lowest closing bid price for the 10 trading days immediately prior to conversion, or $0.02, none of which are being registered hereunder, (vi) warrants to purchase up to 502,000,000 shares of NeoMedia common stock at an exercise price of $0.02 per share, of which 96,000,000 common shares underlying the conversion of such warrants issued on February 14, 2006 and 21,000,000 common shares underlying the conversion of such warrants issued on August 24, 2006 are being registered hereunder, and (vii) 15,000,000 shares of common stock held in street name, none of which are being registered hereunder. The Series C convertible preferred stock, the secured convertible debentures, and certain of the warrant agreements contain provisions whereby Cornell Capital Partners may not own more than 4.99% of the outstanding shares of NeoMedia, and beneficial ownership is therefore limited to 4.99% of NeoMedia's outstanding shares. For purposes of this table, Cornell Capital Partners' aggregate beneficial ownership is shown as the lesser of 4.99% of NeoMedia's outstanding common shares, or shares that would be held upon conversion of all warrants and convertible instruments held by Cornell as of September 20, 2007.

(3)
If the Series C convertible preferred stock, the secured convertible debentures, and the warrant agreements issued to Cornell Capital Partners, LP did not contain a limitation whereby Cornell Capital Partners, LP may not own more than 4.99% of the outstanding shares of NeoMedia, then upon conversion of the Series C convertible preferred stock, the secured convertible debentures and the warrant agreements, Cornell Capital Partners, LP would have ownership of (i) 3,166,022,629 shares of NeoMedia’s common stock, representing 77.1% of the issued and outstanding common stock of NeoMedia immediately prior to this offering, and (ii) 2,970,022,629 shares of NeoMedia’s common stock, representing 72.1% of the issued and outstanding common stock of NeoMedia immediately after this offering.

(4)
Shares owned before offering consist of (i) 13,660,511 shares issued in connection with the acquisition of Gavitec AG in February 2006, which are being registered hereunder; (ii) 61,000,000 shares issued to satisfy the purchase price guarantee obligation payable to the former shareholders of Gavitec, which are not being registered hereunder; and (iii) 280,000 shares underlying options exercisable within 60 days of September 20, 2007, held by former Gavitec shareholders who are currently employees of NeoMedia, which are not being registered hereunder.

(5)	Dispositive control over the shares held by GZ Paul Partners BV rests with Florus Mouthaan and Helmut A. Krueger in their respective capacities with GZ Paul.

(6)	Dispositive control over the shares held by Jülicher Kapital Beteiligungsgesellschaft mbH rests with Dr. Michael Gramm.

(7)
Shares owned before offering consist of (i) 41,543,724 shares issued in connection with the acquisition of 12Snap AG in February 2006, which are being registered hereunder; and (ii) 197,620,948 shares issued to satisfy the purchase price guarantee obligation payable to certain shareholders of 12Snap which are not being registered hereunder.

(8)
Dispositive control of the shares rests with Connie Helyar, Denise Fallaize, Jeremy Arnold, Andrew Barrett, and Stephen Tilton, in their capacities as directors of Apax Europe IV GP Co. Ltd., general partner to Apax Europe IV - A L.P.

(9)	Dispositive control of the shares rests with Henry Haight in his capacity as President and CEO of Argo Global Capital, and Nancy Baron in her capacity as VP Finance of Argo Global Capital.

(10)
Nokia Ventures, L.P. is a Delaware limited partnership managed by its general partner, N.V. I, L.L.C. Nokia Ventures, L.P. was formed to invest in the securities of early-stage, privately-held companies in the Internet, software, communications and related sectors. The limited partner of Nokia Ventures, L.P. is a corporation that has no decision-making authority over the management of the partnership. N.V. I, L.L.C. is a Delaware limited liability company, which is managed by John A. Malloy, John E. Gardner, W. Peter Buhl, Jonathan R. Ebinger and Tantti Oy, a Finnish corporation owned and controlled by Antti S. Kokkinen, under its operating agreement. The address of Nokia Ventures, L.P. is 545 Middlefield Road, Suite 210, Menlo Park, CA 94025.

(11)	Dispositive control of the shares rests with John F. Brennan, Jr. in his capacity as CFO of Sirios Capital Management.

(12)	Dispositive control of the shares rests with Andreas Meyer, Bruno Reihl, and Dieter Spaelti in their capacities as members of the board of directors of BCAP AG.

(13)	Dispositive control of the shares rests with Mr. Douglas Paterson in his capacity as Chairman and Miss Charlotte Westley in her capacity as Company Secretary.

(14)
Shares owned before offering consist of (i) 10,000,000 shares underlying warrants to purchase shares of common stock granted between 2004 and 2006, all of which are being registered hereunder, and (ii) 724,000 shares held in the name of Thornhill Capital which are not being registered hereunder. The warrants being registered hereunder are subject to a repricing plan that allows the exercise price to be repriced to $0.048 upon achievement of certain milestones by Thornhill Capital on behalf of NeoMedia.

(15)
Shares owned before offering consist of (i) 1,512,093 shares issued to satisfy debt to Mr. Fietz, which are being registered hereunder, (ii) 4,500,000 currently exercisable options held by Mr. Fietz as an employee of NeoMedia, which are not being registered hereunder, and (ii) 2,542,102 previously registered shares issued in connection with the acquisition of BSD Software by NeoMedia in March 2006 and through NeoMedia's 2003 Stock Incentive Plan, which are not being registered hereunder.

(16)
Shares owned before offering consist of (i) 3,721,698 shares issued to satisfy debt to Wayside Solutions in June 2006, which are being registered hereunder, and (ii) 28,845,685 shares issued in August 2007 to Tesscourt Capital Ltd., which are not being registered hereunder. Mr. Blair McInnes has dispositive control over the shares for both entities.

(17)
Charles W. Fritz is NeoMedia's founder and served as Chairman of the Board of Directors from inception until October 2007. Shares beneficially owned before the offering include (i) 100 shares owned by each of Mr. Fritz’s four children for an aggregate of 400 shares; (ii) 20,000,000 shares (18,000,000 of which are tradable within 60 days of September 20, 2007) of common stock issuable upon exercise of stock options held by Mr. Fritz; (iii) 10,000 shares issuable upon exercise of stock warrants; (iv) 8,097,397 shares of common stock owned by Mr. Charles W. Fritz directly; and (v) 1,542,969 shares of common stock held by the CW/LA II Family Limited Partnership, a family limited partnership for the benefit of Mr. Fritz’s family. Shares being registered hereunder include only 10,000 shares issuable upon exercise of stock warrants.

(18)
Shares owned before offering consist of (i) 1,511,742 shares held in the Fritz Family Partnership, of which Mr. Fritz and his wife, Edna Fritz, are the general partner; (ii) 58,489 shares held in the Chandler R. Fritz 1994 Trust, of which Mr. Fritz is trustee; (iii) 58,489 shares held in the Charles W. Fritz 1994 Trust, of which Mr. Fritz is trustee; (iv) 48,489 shares held in the Debra F. Schiafone 1994 Trust, of which Mr. Fritz is trustee; (v) 45,433,735 shares held directly by Mr. Fritz or his spouse; (vi) 2,540,000 shares to be issued upon the exercise of warrants held by Mr. Fritz or his spouse; and (vii) 3,500,000 shares (all exercisable) to be issued upon the exercise of options held by Mr. Fritz or his spouse. Shares being registered hereunder include only the 2,540,000 shares issuable upon exercise of stock warrants.

(19)	Shares owned before offering consist of 100,000 shares underlying warrants issued in exchange for professional services rendered to NeoMedia, all of which are being registered hereunder.

Material Transactions With Selling Stockholders

Cornell Capital Partners

Securities Purchase Agreement - Series C Convertible Preferred Stock – February 2006

We entered into a Securities Purchase Agreement, dated February 17, 2006 (the “Series C Agreement”) with Cornell Capital Partners LP, an accredited investor (the “Purchasers”). Pursuant to the Series C Agreement, the Purchasers agreed to purchase 8% cumulative Series C convertible preferred stock to be fully converted three (3) years from the date of issuance in the aggregate amount of $22,000,000, consisting of cash of $14,066,000, marketable securities with a purchase value of $2,000,000, commitment and structuring fees paid to the Purchaser in the amount of $2,725,000, and the extinguishment of $3,209,000 of preexisting indebtedness owed by us to the Purchasers. The marketable securities received consisted of 20,000,000 shares of common stock of Pickups Plus, Inc. (“PUPS”) and various promissory notes payable by PUPS to the holder with a face value of $1,365,000. The aggregate fair value of the PUPS common shares and notes was determined to be $579,000 as of February 17, 2006. NeoMedia was previously party to a non-binding letter of intent to acquire a subsidiary of PUPS for a combination of cash and stock. NeoMedia’s Micro Paint Repair business unit (currently subject to a pending sale) also acts as a distributor for certain of PUPS’ products in China.

The Series C Agreement also provided for the issuance to the Purchasers, at no additional cost to the purchasers, warrants to purchase shares of our common stock. The Series C Agreement also called for the purchasers to acquire an additional $5,000,000 of Series C convertible preferred stock on the date a registration statement filed by us was declared effective by the SEC. The requirement to fund this additional $5,000,000 was subsequently waived in connection with a secured convertible debenture entered into between us and the purchaser in August 2006.

In connection with the Series C Agreement, we also entered into a registration rights agreement with the Purchasers that requires us to (i) file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the preferred stock and the exercise of the warrants, (ii) achieve effectiveness by December 1, 2006, and (iii) maintain effectiveness of the registration statement. Failure to meet these requirements will require us to incur liquidated damages amounting to 1% of the outstanding amount of Series C preferred stock per month, but in no event shall consideration paid as liquidated damages exceed $1,200,000. On March 27, 2007, we paid $882,000 of liquidated damages from the proceeds of a secured convertible debenture entered into on that date. On March 27, 2007, we also entered into a Master Amendment Agreement that changed the filing and effectiveness deadlines for shares underlying the Series C Convertible preferred Stock to April 12, 2007 and May 10, 2007, respectively. We expect to accrue additional liquidated damages relating to the Series C Agreement of up to $318,000.

On February 17, 2006, we issued the Purchasers $22,000,000 in aggregate amount of such 8% cumulative Series C convertible preferred stock. At any time from the closing date until February 17, 2009, the Purchasers have the right to convert the preferred stock, in whole or in part, into our common stock at the then effective conversion price, which varies relative to our trading stock price, as follows: $0.02 per share, or 97% of the lowest closing bid price (as reported by Bloomberg) of the common stock for the 30 trading days immediately preceding the conversion date. The conversions are limited such that the holder cannot exceed 4.99% ownership.

The Series C convertible preferred stock, at the option of the holder, affords the Purchasers anti-dilution protection should, at any time while the Series C preferred stock instruments are outstanding, we offer, sell or grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue any common stock or common stock equivalents, entitle any person to acquire shares of common stock at an effective price per share less than the then effective conversion price (excluding employee stock options), as calculated by the formula described above; then, in such instance, the conversion price for the convertible preferred stock shares shall be reduced to the lower price. In case of any such adjustment in the effective conversion price for the convertible preferred shares, this could significantly dilute existing investors.

Under the Series C Agreement, the Purchasers also received “A” warrants, “B” warrants and “C” warrants to purchase 20,000,000, 25,000,000, and 30,000,000 shares of our common stock, respectively, exercisable in three separate traunches at a price of $0.50, $0.40 and $0.35, respectively, per share, subject to adjustment, included under anti-dilution protection similar to that described above. As an inducement to enter into subsequent financing arrangements related to Cornell Debentures, the warrants were repriced on August 24, 2007 to $0.02 per share, subject to all the original terms and conditions of the respective warrant agreements. The warrants have a five-year contractual life. NeoMedia can force exercise of the warrants if the closing bid price of NeoMedia stock is more than $0.10 greater than the exercise price of any of the warrants for 15 consecutive trading days. All 75,000,000 of these warrants are being registered for resale hereunder. It is important to note that the warrants held by Cornell Capital Partners contain a provision that, if at the time of exercise, NeoMedia is in default of the warrant agreement, the holder can perform a “cashless” exercise of the warrants and in lieu of making payment of the exercise price in cash, elect instead to withhold shares as consideration for the exercise price. In the event of such a “cashless” exercise, NeoMedia would not receive any cash proceeds upon the exercise of such warrants. NeoMedia is currently in default of the Investor Registration Rights Agreement entered into on February 17, 2006 (as amended by the Master Amendment Agreement dated March 27, 2007). Such a default of the Investor Registration Rights Agreement constitutes an event of default under the warrant agreements issued in connection with the Series C convertible preferred stock. As a result, Cornell Capital Partners currently has the right to exercise on a cashless basis the 75,000,000 warrants that were issued in connection with the Series C convertible preferred stock.

The fair value of net proceeds received by NeoMedia in the transaction was $17,854,000, and the balance of $4,146,000 was afforded to the Purchasers as a discount. The discount afforded to the Purchasers, including the fair value of warrants granted, is substantial and could have a negative effect on current and future stockholders due to additional dilution shareholders may experience if and when the Purchasers exercise such warrants.

On November 29, 2006, the Purchaser exercised the conversion of 378 shares of the Series C convertible preferred stock for 6,631,579 shares of NeoMedia’s common stock. On June 19, 2007, the Purchaser exercised the conversion of 245 shares of the Series C convertible preferred stock for 8,781,362 shares of NeoMedia’s common stock. On August 16, 2007, the Purchaser exercised the conversion of 500 shares of the Series C convertible preferred stock for 25,773,196 shares of NeoMedia’s common stock, leaving a balance of 20,877 shares of Series C convertible preferred stock outstanding.

The 8% cumulative Series C convertible preferred stock contains consequences in case of an event of default. Events of default which could subject the Company to penalties and liabilities as specified in the Series C Agreement include:

•	Any case or action of bankruptcy or insolvency commenced by us or any subsidiary, against us or adjudicated by a court against us for the benefit of creditors;

•	Any default in our obligations under a mortgage or debt in excess of $100,000;

•	Any cessation in the eligibility of our stock to be quoted on a trading market;

•	Failure to timely file the registration statement covering the shares related to the conversion option, or failure to make the registration statement effective timely.

•
Any lapse in the effectiveness of the registration statement covering the shares related to the conversion option, the warrants as described and transacted in the Series C Agreement and accompanying documents;

•	Any failure to deliver certificates within the specified time; and

•	Any failure by us to pay in full the amount of cash due pursuant to a buy-in or failure to pay any amounts owed on account on account of an event of default within 10 days of the date due.

Other provisions included in the Series C Agreement include the following:

•	The 8% cumulative Series C convertible preferred stock is convertible into common stock, at the option of the Purchaser, at any time after the effective date.

•	Conversions can be made in increments and from time to time.

•
The 8% cumulative Series C convertible preferred stock has voting rights on an “as converted” basis, meaning the Purchaser is entitled to vote the number of shares of common stock into which the 8% cumulative Series C convertible preferred stock was convertible as of the record date for a meeting of shareholders

•
As promptly as practicable after any conversion date, the Company shall cause its transfer agent to deliver a certificate representing the converted shares, free of any legends and trading restrictions for the number of shares converted;

•	We will reserve and keep available authorized and unissued registered shares available to be issued upon conversion;

•	Purchaser will not be responsible for any transfer taxes relative to issuance of shares;

•
If we offer, sell or grant stock at an effective per share price less than the then Conversion Price, then the Conversion Price shall be reduced to equal the effective conversion, exchange or purchase price for such common stock or common stock equivalents;

Due to the current default status, the Purchaser has certain material additional rights in this financing arrangement that did not exist prior to default. Specifically,

•	The full fair value of the Series C convertible preferred stock is now callable in the amount of $21,657,000;

•	The warrants can be exercised on a cashless basis as described above; and

•	NeoMedia is responsible for liquidated damages as described above.

$5 Million Secured Convertible Debenture – August 2006

We entered into an additional Securities Purchase Agreement, dated August 24, 2006, (the “August 2006 Debenture Agreement”) with the Purchasers. Pursuant to the August 2006 Debenture Agreement, the Purchasers agreed to purchase 10% secured convertible debentures maturing two years from the date of issuance in the aggregate amount of $5,000,000. The August 2006 Debenture Agreement also provided for the issuance to the Purchasers, at no additional cost to the purchasers, warrants to purchase shares of our common stock. In connection with the August 2006 Debenture Agreement, we also entered into a registration rights agreement with the Purchasers that requires us to (i) file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the convertible debenture and the exercise of the warrants, (ii) achieve effectiveness within a stated period and (iii) maintain effectiveness of the registration statement. Failure to meet these requirements will require us to incur liquidated damages amounting to 2% of the principal per month, but in no event shall consideration paid as liquidated damages exceed $1,000,000. We paid $490,000 of the accrued liquidated damages on March 27, 2007, from the proceeds of a secured convertible debenture entered into on that date. On March 27, 2007, we also entered into a Master Amendment Agreement that changed the filing and effectiveness deadlines for shares underlying the Series C Convertible preferred Stock to April 12, 2007 and May 10, 2007, respectively. The debentures are secured by substantially all of our assets.

On August 24, 2006, we issued the Purchasers $5,000,000 in aggregate principal amount of such convertible debentures. At any time from the closing date until August 24, 2008, the Purchasers have the right to convert the convertible debenture into our common stock at the then effective conversion price, which varies relative to our trading stock price, as follows: $0.02 per share, or 90% of the lowest closing bid price (as reported by Bloomberg) of the common stock for the 30 trading days immediately preceding the conversion date. The conversion is limited such that the holder cannot exceed 4.99% ownership.

The convertible debenture, at the option of the holder, affords the Purchasers anti-dilution protection should, at any time while the convertible debenture is outstanding, we offer, sell or grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue any common stock or common stock equivalents, entitle any person to acquire shares of common stock at an effective price per share less than the then effective conversion price (excluding employee stock options), as calculated by the formula described above; then, in such instance, the conversion price for the convertible debenture shall be reduced to the lower price. In case of any such adjustment in the effective conversion price for the convertible debenture, this could significantly dilute existing investors.

Under the August 2006 Debenture Agreement, the Purchasers also received “A” warrants, “B” warrants, “C” warrants and “D” warrants to purchase an aggregate of up to 175,000,000 shares of common stock. The warrants are exercisable in four separate traunches at a price of $0.15, $0.25, $0.20 and $0.05 respectively per share, subject to adjustment, included under anti-dilution protection similar to that described above. The warrants have a five-year contractual life. As an inducement to enter into subsequent financing arrangements related to Cornell Debentures, the warrants were repriced on August 24, 2007 to $0.02 per share, subject to all the original terms and conditions of the respective warrant agreements. NeoMedia can force exercise of the warrants if the closing bid price of NeoMedia stock is more than $0.10 greater than the exercise price of any of the warrants for 15 consecutive trading days. Up to 21,000,0000 of the warrants with an original exercise price of $0.05 are being registered for resale hereunder. It is important to note that the warrants held by Cornell Capital Partners contain a provision that, if at the time of exercise, NeoMedia is in default of the warrant agreement, the holder can perform a “cashless” exercise of the warrants and in lieu of making payment of the exercise price in cash, elect instead to withhold shares as consideration for the exercise price. In the event of such a “cashless” exercise, NeoMedia would not receive any cash proceeds upon the exercise of such warrants. NeoMedia is currently in default of: the Investor Registration Rights Agreement entered into on August 24, 2006 (as amended by the Master Amendment Agreement dated March 27, 2007) in connection with the secured convertible debentures. Such a default of the Investor Registration Rights Agreement constitutes an event of default under the warrant agreements. As a result, Cornell Capital Partners currently has the right to exercise on a cashless basis 175,000,000 of the warrants they hold that were issued in connection with the secured convertible debenture.

Additionally, effective as of September 8, 2006, NeoMedia and Cornell Capital Partners entered into an agreement pursuant to which the parties agreed to terminate all further obligations of Cornell Capital Partners to fund an additional $5,000,000 in the form of Series C Convertible Preferred Stock, as contemplated by the Series C Agreement dated February 17, 2006.

The convertible debenture contains consequences in case of default. Events of default which could subject the Company to penalties, liabilities, and foreclosure upon the assets of the Company as specified in the Agreement include:

•	Any case or action of bankruptcy or insolvency commenced by the Company or any subsidiary, against the Company or adjudicated by a court against the Company for the benefit of creditors;

•	Any default in its obligations under a mortgage or debt in excess of $100,000;

•	Any cessation in the eligibility of the Company’s stock to be quoted on a trading market;

•
Failure to timely file the registration statement covering the shares related to the conversion option, or failure to make the registration statement effective timely (NeoMedia is in default of this provision);

•
Any lapse in the effectiveness of the registration statement covering the shares related to the conversion option, the warrants as described and transacted in the securities purchase agreement and accompanying documents;

•	Any failure to deliver certificates within the specified time; and

•	Any failure, by the Company, to pay in full the amount of cash due pursuant to a buy-in or failure to pay any amounts owed on account on account of an event of default within 3 days of the date due.

Other provisions included in the Agreement include the following:

•	The convertible debenture is convertible into common stock, at the option of the Purchaser, at any time after the effective date;

•
As promptly as practicable after any conversion date, and subject to an effective registration statement or an exemption from registration the Company shall cause its transfer agent to deliver a certificate representing the converted shares, free of any legends and trading restrictions for the number of shares converted;

•	The Company will reserve and keep available authorized and unissued registered shares available to be issued upon conversion;

•	Purchaser will not be responsible for any transfer taxes relative to issuance of shares;

•
If the Company offers, sells or grants stock at an effective per share price less than the then Conversion Price, then the Conversion Price shall be reduced to equal the effective conversion, exchange or purchase price for such common stock or common stock equivalents;

•	Pursuant to the terms of the convertible debenture agreement between NeoMedia and Cornell signed in connection with the convertible debenture sale, without Cornell’s consent NeoMedia cannot

–	issue or sell any shares of Common Stock or preferred stock without consideration or for consideration per share less than the closing bid price immediately prior to its issuance,

–
issue or sell any preferred stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire common stock for consideration per share less than the closing bid price immediately prior to its issuance,

–	enter into any security instrument granting the holder a security interest in any of its assets of, or

–	file any registration statements on Form S-8.

•	Pursuant to a security agreement between NeoMedia and the Purchaser signed in connection with the convertible debenture, the Purchaser has a security interest in all of NeoMedia’s assets.

NeoMedia is currently in default of the Investor Registration Rights Agreement entered into on August 24, 2006, in connection with the secured convertible debenture, because the registration statement to register the shares underlying the secured convertible debenture was not declared effective by the specified date. Due to the current default status, the Purchaser has certain material additional rights in this financing arrangement that did not previously exist. Specifically,

•	The full fair value of the secured convertible debenture is now callable in the amount of $5,000,000;

•	The warrants can be exercised on a cashless basis as described above; and

•
NeoMedia is responsible for liquidated damages; NeoMedia has accrued $999,000 as the expected fair value of liquidated damages relating to the secured convertible debenture as of March 31, 2007, and paid $490,000 of the accrued liquidated damages as of March 31, 2007.

$2.5 Million Secured Convertible Debenture – December 2006

We entered into an additional Securities Purchase Agreement, dated December 29, 2006, (the “December Debenture Agreement”) with the Purchasers. Pursuant to the December Debenture Agreement, the Purchasers agreed to purchase 10% secured convertible debentures maturing two years from the date of issuance in the aggregate amount of $2,500,000. The December Debenture Agreement also provided for the issuance to the Purchasers, at no additional cost to the purchasers, warrants to purchase shares of our common stock. In connection with the December Debenture Agreement, we also entered into a registration rights agreement with the Purchasers that requires us to (i) file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the convertible debenture and the exercise of the warrants, (ii) achieve effectiveness within a stated period and (iii) maintain effectiveness of the registration statement. Failure to meet these requirements will require us to incur liquidated damages amounting to 2% of the principal per month, but in no event shall consideration paid as liquidated damages exceed $500,000. The debentures are secured by substantially all of our assets.

On December 29, 2006, we issued the Purchasers $2,500,000 in aggregate principal amount of such convertible debentures. At any time from the closing date until December 29, 2008, the Purchasers have the right to convert the convertible debenture into our common stock at the then effective conversion price, which varies relative to our trading stock price, as follows: $0.02 per share, or 90% of the lowest closing bid price (as reported by Bloomberg) of the common stock for the 30 trading days immediately preceding the conversion date. The conversion is limited such that the holder cannot exceed 4.99% ownership.

The convertible debenture, at the option of the holder, affords the Purchasers anti-dilution protection should, at any time while the convertible debenture is outstanding, we offer, sell or grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue any common stock or common stock equivalents, entitle any person to acquire shares of common stock at an effective price per share less than the then effective conversion price (excluding employee stock options), as calculated by the formula described above; then, in such instance, the conversion price for the convertible debenture shall be reduced to the lower price. In case of any such adjustment in the effective conversion price for the convertible debenture, this could significantly dilute existing investors.

Under the December Debenture Agreement, the Purchasers also received a warrant to purchase up to 42,000,000 shares of common stock at an exercise price of $0.06 per share, subject to adjustment, included under anti-dilution protection similar to that described above. As an inducement to enter into subsequent financing arrangements related to Cornell Debentures, the warrant was repriced on August 24, 2007 to $0.02 per share, subject to all the original terms and conditions of the respective warrant agreement. The warrants have a five-year contractual life. NeoMedia can force exercise of the warrants if the closing bid price of NeoMedia stock is more than $0.16 for ten consecutive trading days. No shares underlying the December Debenture Agreement, or any shares underlying the 42,000,000 warrants issued in connection with the December Debenture Agreement are being registered for resale hereunder.

The convertible debenture contains consequences in case of default. Events of default which could subject the Company to penalties, liabilities, and foreclosure upon the assets of the Company as specified in the Agreement include:

•	Any case or action of bankruptcy or insolvency commenced by the Company or any subsidiary, against the Company or adjudicated by a court against the Company for the benefit of creditors;

•	Any default in its obligations under a mortgage or debt in excess of $100,000;

•	Any cessation in the eligibility of the Company’s stock to be quoted on a trading market;

•	Failure to timely file the registration statement covering the shares related to the conversion option, or failure to make the registration statement effective timely;

•
Any lapse in the effectiveness of the registration statement covering the shares related to the conversion option, the warrants as described and transacted in the securities purchase agreement and accompanying documents;

•	Any failure to deliver certificates within the specified time; and

•	Any failure, by the Company, to pay in full the amount of cash due pursuant to a buy-in or failure to pay any amounts owed on account on account of an event of default within 3 days of the date due.

Other provisions included in the Agreement include the following:

•	The convertible debenture is convertible into common stock, at the option of the Purchaser, at any time after the effective date;

•
As promptly as practicable after any conversion date, and subject to an effective registration statement or an exemption from registration the Company shall cause its transfer agent to deliver a certificate representing the converted shares, free of any legends and trading restrictions for the number of shares converted;

•	The Company will reserve and keep available authorized and unissued registered shares available to be issued upon conversion;

•	Purchaser will not be responsible for any transfer taxes relative to issuance of shares;

•
If the Company offers, sells or grants stock at an effective per share price less than the then Conversion Price, then the Conversion Price shall be reduced to equal the effective conversion, exchange or purchase price for such common stock or common stock equivalents;

•	Pursuant to the terms of the convertible debenture agreement between NeoMedia and Cornell signed in connection with the convertible debenture sale, without Cornell’s consent NeoMedia cannot

–	issue or sell any shares of Common Stock or preferred stock without consideration or for consideration per share less than the closing bid price immediately prior to its issuance,

–
issue or sell any preferred stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire common stock for consideration per share less than the closing bid price immediately prior to its issuance,

–	enter into any security instrument granting the holder a security interest in any of its assets of, or

–	file any registration statements on Form S-8.

•	In addition, pursuant to a security agreement between NeoMedia and the Purchaser signed in connection with the convertible debenture, the Purchaser has a security interest in all of NeoMedia’s assets.

NeoMedia is currently in default of the Investor Registration Rights Agreement entered into on December 29, 2006 (as amended by the Master Amendment Agreement dated March 27, 2007. Due to the current default status, the Purchaser has certain material additional rights in this financing arrangement that did not previously exist. Specifically,

•	The full fair value of the secured convertible debenture is now callable in the amount of $2,500,000;

•	The warrants can be exercised on a cashless basis as described above; and

•	NeoMedia is responsible for liquidated damages of 2% of the principal up to a maximum of $500,000.

$7.5 Million Secured Convertible Debenture – March 2007

We entered into an additional Securities Purchase Agreement, dated March 27, 2007, (the “March Debenture Agreement”) with the Purchasers. Pursuant to the March Debenture Agreement, the Purchaser agreed to purchase 13% secured convertible debentures maturing two years from the date of issuance in the aggregate amount of $7,459,000. NeoMedia received cash proceeds from the transaction of $5,000,000, net of $781,000 fees paid to the Purchaser, and $1,678,000 payment of accrued interest and liquidated damages related to previous financings with Purchaser. The Agreement also provided for the issuance to the Purchaser, at no additional cost to the Purchaser, warrants to purchase shares of the Company's common stock. In connection with the March Debenture Agreement, the Company also entered into a registration rights agreement with the Purchaser that requires the Company to (i) file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the convertible debenture and the exercise of the warrants within 30 days of receipt of a request for filing from the Purchaser, (ii) achieve effectiveness within 120 days of receipt of a request for filing from the Purchaser, and (iii) maintain effectiveness of the registration statement. Failure to meet these requirements will require the Company to incur liquidated damages amounting to 2% of the principal per month, but in no event shall consideration paid as liquidated damages exceed $1,790,000.

The Debentures are secured according to the terms of a pledge and security agreement dated August 24, 2006 and entered into in connection with a previous $5 million secured convertible debenture with the Purchaser, pursuant to which the Company agreed to provide to Purchaser a security interest in its assets to secure the Company's obligations under the financing transaction. The Debentures are additionally secured by a patent security agreement entered into on March 27, 2007.

At any time from the closing date until March 27, 2009, the Purchaser has the right to convert the convertible debenture into common stock of the Company at the then effective conversion price, which varies relative to the Company’s trading stock price, as follows: $0.02 per share, or 90% of the lowest closing bid price (as reported by Bloomberg) of the common stock for the 30 trading days immediately preceding the conversion date. The conversion is limited such that the holder cannot exceed 4.99% ownership.

The convertible debenture, at the option of the holder, affords the Purchaser anti-dilution protection should, at any time while the convertible debenture is outstanding, the Company offer, sell or grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue any common stock or common stock equivalents, entitle any person to acquire shares of common stock at an effective price per share less than the then effective conversion price (excluding employee stock options), as calculated by the formula described above; then, in such instance, the conversion price for the convertible debenture shall be reduced to the lower price.

Under the terms of the agreement, the Purchaser also received warrants to purchase an aggregate of up to 125,000,000 shares of common stock at an exercise price of $0.04 per share, subject to adjustment, included under anti-dilution protection similar to that described above. The warrants have a five-year contractual life. As an inducement to enter into subsequent financing arrangements related to Cornell Debentures, the warrants were repriced on August 24, 2007 to $0.02 per share, subject to all the original terms and conditions of the respective warrant agreements. The warrants do not contain a forced exercise attribute similar to previously issued warrants. It is important to note that the warrants contain a provision that, if at the time of exercise, NeoMedia is in default of the warrant agreement, the holder can perform a “cashless” exercise of the warrants and in lieu of making payment of the exercise price in cash, elect instead to withhold shares as consideration for the exercise price. In the event of such a “cashless” exercise, NeoMedia would not receive any cash proceeds upon the exercise of such warrants. NeoMedia is currently in default of the Investor Registration Rights Agreement entered into on March 27, 2007, due to a pre-existing default on its previous financing arrangements with the Buyer. Such a default of the Investor Registration Rights Agreement constitutes an event of default under the warrant agreements issued in connection with the secured convertible debenture. As a result, Cornell Capital Partners currently has the right to exercise on a cashless basis the 125,000,000 of warrants they hold that were issued in connection with the secured convertible debenture.

The convertible debenture contains consequences in case of default. Events of default which could subject us to penalties, liabilities, and foreclosure upon our assets as specified in the Agreement include:

•	Any case or action of bankruptcy or insolvency commenced by us or any subsidiary, against us or adjudicated by a court against us for the benefit of creditors;

•	Any default in its obligations under a mortgage or debt in excess of $100,000;

•	Any cessation in the eligibility of our stock to be quoted on a trading market;

•	Failure to timely file the registration statement covering the shares related to the conversion option, or failure to make the registration statement effective timely;

•
Any lapse in the effectiveness of the registration statement covering the shares related to the conversion option, the warrants as described and transacted in the securities purchase agreement and accompanying documents;

•	Any failure to deliver certificates within the specified time; and

•	Any failure by us to pay in full the amount of cash due pursuant to a buy-in or failure to pay any amounts owed on account on account of an event of default within 3 days of the date due.

Other provisions included in the Agreement include the following:

•	The convertible debenture is convertible into common stock, at the option of the Purchaser, at any time after the effective date;

•
As promptly as practicable after any conversion date, and subject to an effective registration statement or an exemption from registration we shall cause its transfer agent to deliver a certificate representing the converted shares, free of any legends and trading restrictions for the number of shares converted;

•	We will reserve and keep available authorized and unissued registered shares available to be issued upon conversion;

•	Purchaser will not be responsible for any transfer taxes relative to issuance of shares;

•
If we offer, sell or grant stock at an effective per share price less than the then Conversion Price, then the Conversion Price shall be reduced to equal the effective conversion, exchange or purchase price for such common stock or common stock equivalents;

•	Pursuant to the terms of the convertible debenture agreement between us and Cornell signed in connection with the convertible debenture sale, without Cornell’s consent we cannot

–	issue or sell any shares of common stock or preferred stock without consideration or for consideration per share less than the closing bid price immediately prior to its issuance,

–
issue or sell any preferred stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire common stock for consideration per share less than the closing bid price immediately prior to its issuance,

–	enter into any security instrument granting the holder a security interest in any of its assets of, or

–	file any registration statements on Form S-8.

•	In addition, pursuant to a security agreement between us and the Purchaser signed in connection with the convertible debenture, the Purchaser has a security interest in all of NeoMedia’s assets.

We are currently in default of the March Debenture, because the registration statement to register the shares underlying the secured convertible debenture issued on August 24, 2006 was not declared effective by the specified date. Due to the current default status, the Purchaser has certain material additional rights in this financing arrangement that did not previously exist. Specifically,

•	The full fair value of the secured convertible debenture is now callable in the amount of $7,459,000; and

•	The warrants can be exercised on a cashless basis as described above.

$1.8 Million Secured Convertible Debenture – August 2007

We entered into a Securities Purchase Agreement, dated August 24, 2007 (the “August 2007 Debenture Agreement”) with YA Global Investments LP (formerly Cornell Capital Partners LP), an accredited investor (the “Purchasers”). Pursuant to the August 2007 Debenture Agreement, the Purchaser agreed to purchase 14% secured convertible debentures maturing two years from the date of issuance in the aggregate amount of $1,775,000. NeoMedia received cash proceeds from the transaction of $1,575,000, net of $200,000 fees paid to the Purchaser. The August 2007 Debenture Agreement also provided for the issuance to the Purchaser, at no additional cost to the Purchaser, warrants to purchase shares of the Company's common stock. In connection with the March Debenture Agreement, the Company also entered into a registration rights agreement with the Purchaser that requires the Company to (i) file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the convertible debenture and the exercise of the warrants within 30 days of receipt of a request for filing from the Purchaser, (ii) achieve effectiveness within 90 days of receipt of a request for filing from the Purchaser, and (iii) maintain effectiveness of the registration statement. Failure to meet these requirements will require the Company to incur liquidated damages amounting to 2% of the principal per month, but in no event shall consideration paid as liquidated damages exceed $852,000.

The August 2007 Debenture is secured by (a) certain Pledged Property, as such term is defined in that certain Security Agreement, dated August 24, 2007, by and between the parties and perfected pursuant to UCC-1 Financing Statements filed with the Delaware Department of State (the UCC Filing Section) on or about August 24, 2007 and with the Florida Secured Transaction Registry on or about August 24, 2007; and (b) certain Patent Collateral, as defined in a security agreement (patent), entered into on August 24, 2007.

At any time from the closing date until August 24, 2009, the Purchaser has the right to convert the convertible debenture into common stock of the Company at the then effective conversion price, which varies relative to the Company’s trading stock price, as follows: $0.02 per share, or 80% of the lowest closing bid price (as reported by Bloomberg) of the common stock for the 10 trading days immediately preceding the conversion date. The conversion is limited such that the holder cannot exceed 4.99% ownership.

The convertible debenture, at the option of the holder, affords the Purchaser anti-dilution protection should, at any time while the convertible debenture is outstanding, the Company offer, sell or grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue any common stock or common stock equivalents, entitle any person to acquire shares of common stock at an effective price per share less than the then effective conversion price (excluding employee stock options), as calculated by the formula described above; then, in such instance, the conversion price for the convertible debenture shall be reduced to the lower price.

Under the terms of the agreement, the Purchaser also received warrants to purchase an aggregate of up to 75,000,000 shares of common stock. The warrants are exercisable at a price of $0.02 per share, subject to adjustment, included under anti-dilution protection similar to that described above. The warrants have a five-year contractual life. The warrants do not contain a forced exercise attribute similar to previously issued warrants. It is important to note that the warrants contain a provision that, if at the time of exercise, NeoMedia is in default of the warrant agreement, the holder can perform a “cashless” exercise of the warrants and in lieu of making payment of the exercise price in cash, elect instead to withhold shares as consideration for the exercise price. In the event of such a “cashless” exercise, NeoMedia would not receive any cash proceeds upon the exercise of such warrants. NeoMedia is currently in default of the Investor Registration Rights Agreement entered into on March 27, 2007, due to a pre-existing default on its previous financing arrangements with the Buyer. Such a default of the Investor Registration Rights Agreement constitutes an event of default under the warrant agreements issued in connection with the secured convertible debenture. As a result, Cornell Capital Partners currently has the right to exercise on a cashless basis the 75,000,000 of warrants they hold that were issued in connection with the secured convertible debenture.

The convertible debenture contains consequences in case of default. Events of default which could subject us to penalties, liabilities, and foreclosure upon our assets as specified in the Agreement include:

•	Any case or action of bankruptcy or insolvency commenced by us or any subsidiary, against us or adjudicated by a court against us for the benefit of creditors;

•	Any default in its obligations under a mortgage or debt in excess of $100,000;

•	Any cessation in the eligibility of our stock to be quoted on a trading market;

•	Failure to timely file the registration statement covering the shares related to the conversion option, or failure to make the registration statement effective timely;

•
Any lapse in the effectiveness of the registration statement covering the shares related to the conversion option, the warrants as described and transacted in the securities purchase agreement and accompanying documents;

•	Any failure to deliver certificates within the specified time;

•	Any failure by us to pay in full the amount of cash due pursuant to a buy-in or failure to pay any amounts owed on account on account of an event of default within 3 days of the date due; and

•	Failure by us to sell our Micro Paint Repair and Telecom Services businesses before September 30, 2007.

Other provisions included in the Agreement include the following:

•	The convertible debenture is convertible into common stock, at the option of the Purchaser, at any time after the effective date;

•
As promptly as practicable after any conversion date, and subject to an effective registration statement or an exemption from registration we shall cause its transfer agent to deliver a certificate representing the converted shares, free of any legends and trading restrictions for the number of shares converted;

•	We will reserve and keep available authorized and unissued registered shares available to be issued upon conversion;

•	Purchaser will not be responsible for any transfer taxes relative to issuance of shares;

•
If we offer, sell or grant stock at an effective per share price less than the then Conversion Price, then the Conversion Price shall be reduced to equal the effective conversion, exchange or purchase price for such common stock or common stock equivalents;

•	Pursuant to the terms of the convertible debenture agreement between us and Cornell signed in connection with the convertible debenture sale, without Cornell’s consent we cannot

–	issue or sell any shares of common stock or preferred stock without consideration or for consideration per share less than the closing bid price immediately prior to its issuance,

–
issue or sell any preferred stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire common stock for consideration per share less than the closing bid price immediately prior to its issuance,

–	enter into any security instrument granting the holder a security interest in any of its assets of, or

–	file any registration statements on Form S-8.

•	In addition, pursuant to a security agreement between us and the Purchaser signed in connection with the convertible debenture, the Purchaser has a security interest in all of NeoMedia’s assets.

We are currently in default of the August 2007 Debenture, including but not limited to, because the registration statement to register the shares underlying the secured convertible debenture issued on August 24, 2006 was not declared effective by the specified date, and because we did not complete the sale of our Micro Paint Repair business by September 30, 2007. Due to the current default status, the Purchaser has certain material additional rights in this financing arrangement that did not previously exist. Specifically,

•	The full fair value of the secured convertible debenture is now callable in the amount of $1,775,000;

•	Liquidated damages may accrue at a rate of 2% of the principal amount per month, up to a maximum of $852,000; and

•	The warrants can be exercised on a cashless basis as described above.

Standby Equity Distribution Agreements

On February 11, 2003, NeoMedia and Cornell Capital Partners entered into an Equity Line of Credit Agreement under which Cornell Capital Partners agreed to purchase up to $10 million of NeoMedia’s common stock over a two-year period, with the timing and amount of the purchase at the Company’s discretion. The maximum amount of each purchase was $150,000 with a minimum of seven days between purchases. The shares were valued at 98% of the lowest closing bid price during the five-day period following the delivery of a notice of purchase by NeoMedia. The Company paid 5% of the gross proceeds of each purchase to Cornell Capital Partners.

On October 27, 2003, NeoMedia and Cornell Capital Partners entered into a $20 million Standby Equity Distribution Agreement (the “2003 SEDA”). The agreement provides for a maximum “draw” of $280,000 per week, not to exceed $840,000 in any 30-day period, and Cornell Capital Partners will purchase up to $20 million of our common stock over a two-year period. The SEDA became effective during January 2004, and expired after a two-year term in January 2006. The following table summarizes shares issued to, and funding received from, Cornell Capital Partners during the six months ended June 30, 2007 and 2006, and the years ended December 31, 2005, 2004, and 2003:

	(unaudited)
	Six Months
	Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
Number of shares sold	—	751,880	751,880	26,435,512	112,743,417

Gross Proceeds from sale of shares	$—	$234,000	$234,000	$9,527,000	$10,123,000
Less: discounts and fees*	—	(24,000)	(24,000)	(1,022,000)	(1,967,000)
Net Proceeds from sale of shares	$—	$210,000	$210,000	$8,505,000	$8,156,000

* Pursuant to the terms of the 2003 SEDA , stock is valued at 98% of the lowest closing bid price during the week it was sold.

On March 30, 2005, NeoMedia and Cornell Capital Partners entered into a Standby Equity Distribution Agreement (the “2005 SEDA”) under which Cornell Capital Partners agreed to purchase up to $100 million of NeoMedia common stock over a two-year period, with the timing and amount of the purchase at NeoMedia’s discretion. The maximum amount of each purchase would be $2,000,000 with a minimum of five business days between advances. The shares would be valued at 98% of the lowest closing bid price during the five-day period following the delivery of a notice of purchase by NeoMedia, and NeoMedia would pay 5% of the gross proceeds of each purchase to Cornell Capital Partners. Based on NeoMedia’s current market capitalization and other outstanding securities, NeoMedia does not believe that the 2005 SEDA is currently a viable source of financing.

As a commitment fee for Cornell Capital Partners to enter into the 2005 SEDA, NeoMedia issued 50 million warrants to Cornell Capital Partners with an exercise price of $0.20 per share for a term of three (3) years, and also paid a cash commitment fee of $1 million. During 2006, Cornell Capital Partners exercised 40,000,000 of the warrants, generating cash proceeds of $8,000,000 to NeoMedia. During December 2006, in connection with a convertible debenture, NeoMedia repriced the remaining 10,000,000 warrants to an exercise price of $0.04 per share. NeoMedia also issued 4 million warrants with an exercise price of $0.227 to a consultant as a fee in connection with the 2005 SEDA, which have not been exercised. NeoMedia recorded the $13,256,000 fair value of the warrants to “Deferred equity financing costs” at inception. This amount was written off during the year ended December 31, 2006, because the Company believes that it can no longer consider the 2005 SEDA a viable financing source due to the utilization of the preferred stock financing and the debenture financing.

Promissory Notes Payable to Cornell Capital Partners

On May 27, 2003, we borrowed from Cornell Capital Partners the gross amount of $245,000 before discounts and fees. The note was repaid in full during 2003.

On June 24, 2003, we borrowed from Cornell Capital Partners the gross amount of $400,000 before discounts and fees. The note was repaid in full during 2003.

On July 21, 2003, we borrowed from Cornell Capital Partners the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

On August 1, 2003, we borrowed from Cornell Capital Partners the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

On September 2, 2003, we borrowed from Cornell Capital Partners the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

On September 11, 2003, we received funding in the form of a promissory note from Cornell Capital Partners in the gross amount of $500,000 before discounts and fees. The note was repaid in full during 2003.

On January 20, 2004, we borrowed from Cornell Capital Partners the gross amount of $4,000,000 before discounts and fees. Of the $4,000,000 funding, $2,500,000 was used to fund the acquisition of CSI International, Inc. during February 2004. Cornell Capital Partners withheld a $315,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

We also granted to Cornell Capital Partners 40,000,000 warrants to purchase shares of our stock with an exercise price of $0.05 per share during January 2004. In April 2004, we filed a Form SB-2 to register 40 million shares underlying warrants granted to Cornell Capital Partners (and subsequently transferred by Cornell Capital Partners to Stone Street Asset Management LLC) in connection with a promissory note issued by the Company to Cornell Capital Partners. In May 2004, the Form SB-2 was declared effective by the Securities and Exchange Commission. The fair value of the warrants using the Black-Scholes pricing model was $5,000,000. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, we have compared the relative fair values of the warrants and the face value of the notes, and has allocated a value of $2.5 million to the warrants. Of the $2.5 million, $2 million was allocated to the $4 million note issued in January 2004 and $0.5 million against the $1 million note in April 2004. The $2.5 million was recorded as a discount against the carrying value of the note. The $2.5 million that was allocated to the notes is considered a discount on the promissory notes, and therefore was amortized over the life of the notes using the effective interest method, in accordance with Staff Accounting Bulletin No. 77, Topic 2.A.6, “Debt Issue Costs” of SFAS 141, “Business Combinations”. Accordingly, we recorded an amortization of discount of $2,500,000 related to the warrants during the year ended December31, 2004. Stone Street Asset Management LLC exercised the warrants during November 2004, resulting in net funds to us of $2 million.

On April 8, 2004, we borrowed from Cornell Capital Partners the gross amount of $1,000,000 before discounts and fees. Cornell Capital Partners withheld a $76,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

On July 2, 2004, we borrowed from Cornell Capital Partners the gross amount of $1,000,000 before discounts and fees. Cornell Capital Partners withheld a $76,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

On August 6, 2004, we borrowed from Cornell Capital Partners the gross amount of $2,000,000 before discounts and fees. Cornell Capital Partners withheld a retention fee of $153,000 related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

On October 18, 2004, we borrowed from Cornell Capital Partners the gross amount of $1,085,000 before discounts and fees. Cornell Capital Partners withheld a retention fee of $85,000 related to the issuance of stock to pay off the debt in the future. We paid this note in full during the first quarter of 2005. We invested the proceeds from the note in iPoint-media pursuant to the investment agreement between us and I-Point Media Ltd.

On March 30, 2005, we borrowed from Cornell Capital Partners the principal amount of $10,000,000 before discounts and fees in the form of a secured promissory note. Cornell Capital Partners withheld structuring and escrow fees of $68,000 related to the note. The note accrued interest at 8% per annum on any unpaid principal and was secured by all of our assets other than patents and patent application. We paid this note in full during the first quarter of 2006.

Thornhill Capital, LLP

On September 3, 2003, we issued 10 million warrants with an exercise price of $0.01 to Thornhill Capital LLP as a fee for negotiating and structuring the 2003 SEDA, of which 1 million were exercised in 2004 and 9 million during 2006. As of January 9, 2007, Thornhill Capital held 800,000 shares resulting from this warrant exercise.

On January 29, 2004, we entered into a consulting agreement with Thornhill Capital LLP that pays Thornhill Capital LLP $15,000 per month for assistance in connection with potential acquisitions transactions, and corporate strategy planning. The contract has a term of two years and automatically renews for successive one-year periods if not cancelled by either party. On July 22, 2005, the agreement was amended to pay Thornhill $19,500 per month and the term was extended until July 22, 2007.

On March 8, 2004, we issued 4 million warrants with an exercise price of $0.11 to Thornhill Capital LLP as a fee for negotiating and structuring a $7 million advance funding under the 2003 SEDA, none of which have been exercised.

On March 30, 2005, we issued 4 million warrants with an exercise price of $0.227 to Thornhill Capital LLP as a fee for negotiating and structuring the $100 million SEDA, none of which have been exercised.

On February 14, 2006, we issued 2 million warrants with an exercise price of $0.328 to Thornhill Capital LLP as a fee for negotiating and structuring the $27 million Series C Convertible Preferred Stock sale, none of which have been exercised.

On April 12, 2007, we entered into an agreement with Thornhill, pursuant to which we agreed to reprice up to 10,000,000 warrants held by Thornhill upon achievement of certain performance conditions. Upon signing of the agreement, which calls for the termination of any obligations due from NeoMedia to Thornhill under the terms of a previous consulting agreement between the parties and Thornhill’s commitment to assist with the development of the China market for our technology products, 2,000,000 warrants were repriced from $0.227 to $0.048, 1,000,000 warrants were repriced from $0.11 to $0.048, and 500,000 warrants were repriced from $0.11 to $0.048. In addition, the following warrants could be subject to future repricing if certain milestones are met: (i) 2,000,000 warrants will be repriced from $0.227 to $0.048 upon execution of a contract outlining mutually agreed payment terms for amounts owed to NeoMedia by Automart, a customer of our Micro Paint Repair business unit, (ii) 3,500,000 warrants will be repriced from $0.328 to $0.048 upon receipt of payment by NeoMedia from Automart, (iii) 500,000 warrants will be repriced from $0.11 to $0.048 on October 12, 2007 if Thornhill is still assisting with the development of the China market, and (iv) 500,000 warrants will be repriced from $0.11 to $0.048 on April 12, 2008 if Thornhill is still assisting with the development of the China.

Former Shareholders of Gavitec AG

On February 17, 2006, NeoMedia and Gavitec signed a definitive sale and purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of Gavitec in exchange for $1,800,000 cash and $5,200,000 worth of common stock, represented by 13,660,511 shares of our common stock, which are being registered hereunder. On February 23, 2006, NeoMedia and Gavitec completed the closing requirements and the acquisition became effective.

The sale and purchase agreement contained a provision that, in the event that NeoMedia’s stock price at the time the consideration shares are saleable is less than $0.389, NeoMedia is obligated to compensate Gavitec shareholders in cash for the difference between the price at the time the shares become saleable and $0.389. On January 23, 2007, we entered into an agreement with the former shareholders of Gavitec, whereby this purchase price obligation was satisfied through the payment by NeoMedia of $1,800,000 in cash, and 61,000,000 shares of NeoMedia common stock. We also agreed to pay interest accrued on the purchase price in the amount of $481,000 and reimburse $100,000 of costs related to the acquisition to the primary former shareholder of Gavitec. NeoMedia issued the shares and made cash payments of $2,113,000 during March 2007. The additional 61,000,000 shares issued to satisfy the purchase price guarantee obligation are not being registered hereunder.

Former Shareholders of 12Snap AG

On February 10, 2006, NeoMedia and 12Snap signed a definitive sale and purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of 12Snap in exchange for $2,500,000 cash and $19,500,000 worth of common stock, represented by 49,294,581 shares of our common stock, which are being registered hereunder. On February 28, 2006, NeoMedia and 12Snap completed the closing requirements and the acquisition became effective. Pursuant to the terms of the merger agreement, the number of shares of NeoMedia common stock to be issued as consideration was calculated using a share price of $0.3956. The sale and purchase agreement contained a provision that, in the event that NeoMedia’s stock price at the time the consideration shares are saleable is less than $0.3956, NeoMedia is obligated to compensate 12Snap shareholders in cash for the difference between the price at the time the shares become saleable and $0.3956.

On February 22, 2007, the shares issued in connection with the acquisition of 12Snap became eligible for resale under Rule 144. The actual calculated purchase price obligation to NeoMedia based on the volume weighted average closing price of NeoMedia stock for the ten days up to and including February 22, 2007 was $16,233,000. During the three months ended March 31, 2007, NeoMedia issued 197,620,948 shares of its common stock in satisfaction of a portion of the purchase price obligation totaling $9,427,000. During April 2007, an additional $1,760,000 of the obligation was retired in connection with the sale of 12Snap. In addition, we have made cash payments against the liability totaling $362,000. The balance on the purchase price obligation as of June 30, 2007 was $4,684,000.

On April 4, 2007, we reached an agreement with Bernd Michael, a private investor and former shareholder of 12Snap prior to our acquisition of 12Snap, pursuant to which the buyer acquired from us 90% of the shares of 12Snap, subject to the following material terms and conditions:

•	$1,100,000 was paid in cash at closing, of which $1,015,000 was applied toward amounts owed to silent partners of 12Snap

•	$500,000 was placed into an escrow account for 90 days to secure warranty claims;

•	The buyer waived his portion of the purchase price guarantee obligation in the amount of $880,000;

•	The buyer returned to NeoMedia 2,525,818 NeoMedia shares previously issued to him;

•	12Snap management waived their portion of the purchase price guarantee obligation in the amount of $880,000;

•	12Snap management returned to NeoMedia 5,225,039 shares of NeoMedia common stock previously issued to 12Snap management;

•
We retained a 10% ownership in 12Snap, subject to an option agreement pursuant to which we have the right to sell and the buyer has the right to acquire the remaining 10% stake held by NeoMedia for a purchase price of $750,000 after December 31, 2007; and

•
We will execute a cooperation agreement pursuant to which 12snap will remain NeoMedia preferred partner and enjoy most favored prices, and 12snap will perform certain research and development functions for NeoMedia.

Former Debtholders of BSD Software, Inc.

On March 21, 2006, we acquired all of the outstanding shares of BSD Software, Inc. Subsequent to the acquisition, we retired debt owed by BSD to Guy Fietz, the former CEO of BSD and current Vice President and General Manager of the NeoMedia Telecom Services business unit, and Wayside Solutions, a shareholder in BSD. During 2006, we retired the debt through issuance of 1,512,093 shares of common stock to Guy Fietz, which are being registered hereunder.

Also during 2006, we issued 3,721,698 shares of common stock, being registered hereunder, as an initial payment against debt and accrued interest owed to Wayside. Prior to the acquisition, we reached an agreement with Wayside to pay the outstanding debt due to Wayside subsequent to completion of the acquisition. The shares contain a make whole provision that calls for additional shares to be issued in the event the value of the original shares at the time of registration is less than the value at the time they were issued. On August 16, 2007, NeoMedia issued 28,854,685 shares of its common stock to Tesscourt Capital Ltd. (at the instruction of Wayside) in satisfaction of the entire debt obligation. These shares are not being registered hereunder.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. The offering expenses consist of: printing and engraving expenses of $5,000, accounting fees of $20,000, legal fees of $20,000 and miscellaneous expenses of $5,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive the exercise price upon exercise of warrants for which the underlying shares are being registered hereunder. If all warrants being registered hereunder were exercised, we would receive proceeds of $3,459,700 (net of registration fees). However, the exercise price of a significant number of the warrants is higher than the current stock price. If only in-the-money warrants were exercised, we would receive proceeds of $25,000, which are less than the registration fees.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

DESCRIPTION OF SECURITIES

The following description of our capital stock and certain provisions of our Certificate of Incorporation and By-Laws is a summary. For additional information, please refer to our Certificate of Incorporation, as amended, and By-Laws.

Common Stock

On June 28, 2006, our shareholders voted to increase our number of shares of authorized common stock, par value $0.01 per share, from 1,000,000,000 to 5,000,000,000. As of September 20, 2007, 955,326,897 common shares were outstanding. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of our outstanding shares of common stock, subject to the rights of the holders of preferred stock, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is duly authorized and validly issued, fully paid, and nonassessable. In the event we were to elect to sell additional shares of common stock following this offering, investors in this offering would have no right to purchase additional shares. As a result, their percentage equity interest in us would be diluted.

Except as otherwise permitted by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voted as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

NeoMedia is authorized to issue 25,000,000 shares of preferred stock, par value $0.01 per share. The Company may issue preferred stock in one or more series and having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that the Company determines to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of this series of preferred stock shall be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that the Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of NeoMedia without further action by its stockholders, and may adversely affect the voting and other rights of the holders of the Company’s common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of the Company’s common stock, including the loss of voting control to others.

Series A Preferred Stock. During December 1999, the Board of Directors approved a Certificate of Resolutions Designating Rights and Preferences of Preferred Stock, filed with the Secretary of State of the State of Delaware on December 20, 1999. By this approval and filing, 200,000 shares of Series A Preferred Stock were designated. Series A Preferred carries the following rights:

•
The right to receive mandatory cash dividends equal to the greater of $0.001 per share or 100 times the amount of all dividends (cash or non-cash, other than dividends of shares of common stock) paid to holders of the common stock, which dividend is payable 30 days after the conclusion of each calendar quarter and immediately following the declaration of a dividend on common stock;

•	One hundred votes per each share of Series A Preferred on each matter submitted to a vote of the Company’s stockholders;

•
The right to elect two directors at any meeting at which directors are to be elected, and to fill any vacancy on the Board of Directors previously filled by a director appointed by the Series A Preferred holders;

•
The right to receive an amount, in preference to the holders of common stock, equal to the amount per share payable to holders of common stock, plus all accrued and unpaid dividends, and following payment of 1/100th of this liquidation preference to the holders of each share of common stock, an additional amount per share equal to 100 times the per share amount paid to the holders of common stock.

•
The right to exchange each share of Series A Preferred for 100 times the consideration received per share of common stock in connection with any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or converted into cash, securities or other property.

•	The right to be redeemed in accordance with the Company’s stockholders rights plan.

While accrued mandatory dividends are unpaid, we may not declare or pay dividends or distributions on, or redeem, repurchase or reacquire, shares of any class or series of junior or parity stock.

The Series A Preferred was created in connection with the Company’s stockholders rights plan. No shares of Series A Preferred have been issued or are currently outstanding.

Series A Convertible Preferred Stock. On June 19, 2001, the Board of Directors approved a Certificate of Designations to create 500,000 shares of a Class of Series A Convertible Preferred Stock for NeoMedia Technologies, Inc., filed with the Secretary of State of the State of Delaware on June 20, 2001. By this approval and filing, 47,511 shares are designated as Series A Convertible Preferred Stock and remain to be issued.. The Company’s Series A Convertible Preferred Stock, par value $0.01 per share, has the following rights:

•
Series A Convertible Preferred is convertible into shares of common stock at a one-to-one ratio, subject to proportional adjustments in the event of stock splits or combinations, and dividends or distributions of shares of common stock, at the option of the holder; shares are subject to automatic conversion as determined in each agreement relating to the purchase of shares of Series A Convertible Preferred;

•	Each share of Series A Convertible Preferred is entitled to receive a liquidation preference equal to the original purchase price of such share in the event of liquidation, dissolution, or winding up;

•
Upon merger or consolidation, or the sale, lease or other conveyance of all or substantially all of the Company’s assets, shares of Series A Convertible Preferred are automatically convertible into the number of shares of stock or other securities or property (including cash) to which the common stock into which it is convertible would have been entitled;

•	Shares of Series A Convertible Preferred are entitled to one vote per share, and vote together with holders of common stock.

In June 2001, 452,489 shares of Series A Convertible Preferred were issued to About.com, Inc. pursuant to a certain Agreement for Payment in Common Stock, in lieu of cash payment to About.com for online advertising services. On January 2, 2002, such shares were converted into 452,489 shares of common stock.

Series B Convertible Redeemable Preferred Stock. On January 16, 2002, the Board of Directors approved a Certificate of Designation, Preferences, Rights and Limitations of Series B 12% Convertible Redeemable Preferred Stock of NeoMedia Technologies, Inc., filed with the Secretary of State of the State of Delaware on February 28, 2002. By this approval and filing, 100,000 shares were designated as Series B 12% Convertible Redeemable Preferred Stock. The Company’s Series B 12% Convertible Redeemable Preferred Stock, par value $0.01 per share, has the following rights:

•	Series B Preferred shares accrue dividends at a rate of 12% per annum, or $1.20 per share, between the date of issuance and the first anniversary of issuance;

•
Series B Preferred is redeemed to the maximum extent permitted by law (based on funds legally available for redemption) at a price per share of $15.00, plus accrued dividends (a total of $16.20 per share) on the first anniversary of issuance;

•	Series B Preferred receive proceeds of $12.00 per share upon the Company’s liquidation, dissolution or winding up;

•
To the extent, not redeemed on the first anniversary of issuance, Series B Preferred is automatically convertible into then existing general class of common stock on the first anniversary of issuance at a price equal to $16.20 divided by the greater of $0.20 and the lowest publicly-sold share price during the 90 day period preceding the conversion date, but in no event more than 19.9% of the Company’s outstanding capital stock as of the date immediately prior to conversion.

•
Upon merger or consolidation, or the sale, lease or other conveyance of all or substantially all of the Company’s assets, shares of Series B Preferred are automatically convertible into the number of shares of stock or other securities or property (including cash) to which the common stock into which it is convertible would have been entitled; and

•
Shares of Series B Preferred are entitled to one vote per share and vote with common stock, except where the proposed action would adversely affect the Series B Preferred or where the non-waivable provisions of applicable law mandate that the Series B Preferred vote separately, in which case Series B Preferred vote separately as a class, with one vote per share.

No shares of the Series B Convertible Redeemable Preferred Stock have been issued or are currently outstanding.

Series C Convertible Preferred Stock. On February 22, 2006, NeoMedia filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series C Convertible Redeemable Preferred Stock of NeoMedia Technologies, Inc. By the approval and filing, 27,000 shares were designated as Series C Convertible Preferred Stock. The Company’s Series C Convertible Preferred Stock, par value $0.01 per share, has the following rights:

•	Series C Convertible Preferred shares accrue dividends at a rate of 8% per annum;

•	Series C Convertible Preferred receive proceeds of $1,000 per share upon the Company’s liquidation, dissolution or winding up;

•
Each share of Series C Convertible Preferred shares shall be convertible, at the option of the holder, into shares of the Company’s common stock at the lesser of (i) Fifty Cents ($0.50) (subsequently restated to $0.02) or (ii) 97% of the lowest closing bid price of the Company’s common stock for the thirty (30) trading days immediately preceding the date of conversion; and

•
At the Option of the Holders, if there are outstanding Series C Convertible Preferred shares on February 17, 2009, each share of Series C Preferred stock shall convert into shares of common stock at the Conversion Price then in effect on February 17, 2009; and

•	Series C Convertible Preferred shares shall have voting rights on an as converted basis.

As of September 20, 2007, 20,877 shares of Series Convertible Preferred Stock are issued and outstanding. We have no present agreements relating to or requiring the designation or issuance of additional shares of preferred stock.

Warrants And Options

As of September 20, 2007, we had outstanding options and warrants to purchase 109,168,494 and 514,825,000 shares of NeoMedia’s common stock, respectively, with exercise prices ranging from $0.01 to $6.00. The number of shares issuable upon exercise and the exercise prices of the warrants are subject to adjustment in the event of certain events such as stock dividends, splits and combinations, capital reorganization and with respect to certain warrants, issuance of shares of common stock at prices below the then exercise price of the warrants.

Warrants. Cornell Capital Partners holds 502,000,000 of the warrants that we currently have outstanding, as outlined in the following table:

	Shares	Original	Restated
	Underlying	Exercise	Exercise
Original Issue Date	Warrant	Price	Price
March 30, 2005	10,000,000	$0.20	$0.02
February 17, 2006 (1)	20,000,000	$0.50	$0.02
February 17, 2006 (1)	25,000,000	$0.40	$0.02
February 17, 2006 (1)	30,000,000	$0.35	$0.02
August 24, 2006	25,000,000	$0.15	$0.02
August 24, 2006	50,000,000	$0.25	$0.02
August 24, 2006	50,000,000	$0.20	$0.02
August 24, 2006 (2)	50,000,000	$0.05	$0.02
December 29, 2006	42,000,000	$0.06	$0.02
March 27, 2007	125,000,000	$0.04	$0.02
August 24, 2007	75,000,000	$0.02	$0.02
Total	502,000,000

(1) All 75,000,0000 shares of NeoMedia common stock underlying these warrants are being registered hereunder

(2) Up to 21,000,000 shares of NeoMedia common stock underlying this warrant is being registered hereunder

Stock Option Plans. On September 24, 2003, NeoMedia’s shareholders approved the 2003 Stock Option Plan. Under this plan, NeoMedia is authorized to grant to employees, directors, and consultants up to 150,000,000 options to purchase shares of common stock. Since inception of the 2003 Stock Option Plan through August 1, 2007, approximately 28,000,000 options have been exercised, 50,000,000 have been forfeited and placed back into the pool of options available for grant, and 109,000,000 remained outstanding as of September 20, 2007.

On December 16, 2005, NeoMedia’s shareholders approved the 2005 Stock Option Plan. Under this plan, NeoMedia is authorized to grant to employees, directors, and consultants up to 60,000,000 options to purchase shares of common stock. As of September 20, 2007, NeoMedia not had issued any options under the 2005 Stock Option Plan.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation

On December 10, 1999, the Board of Directors adopted a stockholders rights plan and declared a non-taxable dividend of one right on each outstanding share of the Company’s common stock to stockholders of record on December 10, 1999 and each share of common stock issued prior to the rights plan trigger date. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a “poison pill.” The stockholder rights plan was designed to enable all stockholders to receive fair and equal treatment in any proposed takeover of the corporation and to guard against partial or two-tiered tender offers, open market accumulations and other hostile takeover tactics to gain control of NeoMedia. The stockholders rights plan, which is similar to plans adopted by many leading public companies, was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption. Certain of the Company’s then directors, officers and principal stockholders, Charles W. Fritz, William E. Fritz and The Fritz Family Limited Partnership and their holdings were exempted from the triggering provisions of the Company’s “poison pill” plan, as a result of the fact that, as of the plans adoption, their holdings might have otherwise triggered the “poison pill”.

LEGAL MATTERS

The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for NeoMedia by Kirkpatrick & Lockhart Preston Gates Ellis LLP.

EXPERTS

The consolidated financial statements of NeoMedia Technologies, Inc. and its subsidiaries for the years ended December 31, 2006, 2005 and 2004, appearing in Form 10-K filing dated April 3, 2007, have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about NeoMedia's ability to continue as a going concern as described in Note 1 to the financial statements), to the extent and for the period indicated and included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such firm given upon their authority as experts in accounting and auditing.

The financial statements of 12Snap AG as of December 31, 2005 and 2004 and for the years then ended appearing in Amendment No.1 to Form 8-K filing dated May 8, 2006, have been audited by Ernst & Young AG, independent auditors, as set forth in their report thereon ( which contains an explanatory paragraph describing conditions that raise substantial doubt about 12Snap AG's ability to continue as a going concern described in Note 2 to the financial statements), included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

The financial statements of Gavitec AG as of December 31, 2005 and 2004 and for the years then ended appearing in Amendment No. 1 to Form 8-K filing dated May 9, 2006, have been audited by Ernst & Young AG, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Gavitec AG’s ability to continue as a going concern as described in Note 1 to the financial statements), included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of BSD Software, Inc. and its subsidiaries for the year ended July 31, 2005, appearing in Amendment No. 2 to Form 8-K filing dated June 8, 2007, have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about BSD Software Inc's ability to continue as a going concern as described in Note 1 to the financial statements), to the extent and for the period indicated and included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of BSD Software, Inc. and its subsidiaries for the year ended July 31, 2004 have been audited by KPMG LLP, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Reference is made to said report, which includes explanatory paragraphs with respect to (a) the consolidated financial statements having been restated as described in notes 11 and 12, and (b) the uncertainty regarding BSD’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

MATERIAL CHANGES

The following material events have occurred since the end of our fiscal year ended December 31, 2006.

Change in Certifying Accountant - August 2007

On August 29, 2007, the Company, notified Stonefield Josephson, Inc. (“Stonefield”) that the Company was dismissing Stonefield as its independent registered public accounting firm, effective immediately. The Board of Directors of the Company approved the dismissal of Stonefield as the Company's independent registered public accounting firm on August 29, 2007, after recommendation and approval from the Audit Committee of the Board of Directors of the Company.

The reports of Stonefield on the Company's financial statements for the fiscal years ended as of December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the opinion contained an explanatory paragraph stating that the Company's significant operating losses, negative cash flows from operations and working capital deficit raise substantial doubt about its ability to continue as a going concern. Stonefield's report on the Company's internal controls over financial reporting expressed an unqualified opinion on management's assessment of, and an adverse opinion on, the effectiveness of internal control over financial reporting, due to the existence of several material weaknesses as of December 31, 2006.

During the Company's fiscal years ended December 31, 2006 and 2005, and through the date of dismissal, there were no disagreements between the Company and Stonefield on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Stonefield's satisfaction, would have caused Stonefield to make a reference to the matter in its reports on the Company's financial statements for such years.

The Company's management concluded that as of December 31 2006, the Company did not maintain effective internal controls over financial reporting. During the Company's fiscal years ended December 31, 2006 and 2005, and through the date of dismissal, there were no “reportable events” (as defined by Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses in the Company's internal controls over financial reporting as of December 31, 2006, as described in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee of the Company's Board of Directors discussed the material weaknesses with Stonefield and the company has authorized Stonefield to respond fully to the inquiries of a successor auditor.

The following represents a description of each of the material weaknesses in internal controls over financial reporting identified as of December 31, 2006 and the current remediation status thereof.

1.  The Company did not maintain an effective control environment at the entity level. Specifically, the Company identified the following material weaknesses in its control environment:

a.
Material Weakness: Senior management did not establish and maintain a proper tone as to internal control over financial reporting. Specifically, senior management was unable, due to time and resource constraints, to promptly address control weaknesses brought to their attention throughout the audit.

Remediation Status: Not remediated.

b.
Material Weakness: The Company does not have a financial expert on the audit committee. The lack of a financial expert on the audit committee, combined with the complexity of certain financial transactions the Company engages in, raises the risk of a potential material misstatement to occur and go undetected in the financial statements.

Remediation Status: Not remediated.

c.
Material Weakness: The Company did not maintain sufficiently qualified accounting personnel with an appropriate level of knowledge, experience and training in the application of GAAP and other financial reporting requirements.

Remediation Status: Key accounting personnel are all CPA's, and two accounting managers also have MBAs. Key accounting personnel have between 10 to 20 years accounting experience. Complex accounting issues, such as our derivative financing, has been outsourced to a third party for expert analysis, as necessary.

d.
Material Weakness: The Company, through Senior Management, failed to maintain formalized accounting policies and procedures. Once implemented, the polices and procedures should provide guidance to accounting personnel in the proper treatment and recording of financial transactions, as well as proper internal controls over financial reporting.

Remediation Status: Not fully remediated.

e.
Material Weakness: The external auditors identified several material accounting adjustments to the Company's financial statements that were a direct result of the combination of the weaknesses previously cited regarding the lack of a financial expert on the audit committee, the inability to maintain sufficiently qualified accounting personnel, and the failure to maintain formalized accounting policies and procedures.

Remediation Status: Not fully remediated.

f.
Material Weakness: The Company did not develop and maintain a company wide risk assessment program. Failures to develop, communicate, and ensure compliance with such program increases the risk of financial statement errors either being prevented or detected.

Remediation Status: The Board of Directors approved and instituted a companywide risk assessment program as of July 2007.

g.
Material Weakness: The Company did not maintain effective controls over the Code of Conduct. Specifically, management failed to ensure all current employees annually acknowledge compliance with the code of conduct in writing.

Remediation Status: Not fully remediated.

2. The Company did not maintain an effective control environment over information technology (IT) General Controls, and the following material weaknesses were noted:

a.
Material Weakness: The Company, through Senior Management, did not have effective information technology policies and procedures in place, which addresses financial reporting risks associated with the IT function. Additionally, the policies currently in place were not communicated with the appropriate personnel.

Remediation Status: The IT policies and procedures were revised and properly communicated as of August 2007.

b.
Material Weakness: Senior management did not maintain sufficient oversight concerning the data back up and off site storage process. Specifically, there was insufficient evidence that the back up tapes were successful and properly reviewed, and the back up tapes were not stored in a secure environment when taken off site.

Remediation Status: All back ups are verified successful and taken offsite to a safe deposit box.

c.
Material Weakness: Senior Management did not maintain sufficient controls related to the establishing, maintaining, and assigning of user access security levels in the accounting software package used to initiate, process, record, and report financial transactions and financial statements. Specifically, controls were not designed and in place to ensure that access to certain financial applications was adequately restricted to only employees requiring access to complete their job functions.

Remediation Status: Not fully remediated.

d.
Material Weakness: The Company did not maintain sufficient controls over Excel spreadsheets used to compile and produce financial statements. Four critical spreadsheets failed to have all the required controls performed in accordance with Company policy.

Remediation Status: Not fully remediated.

3. The Company did not maintain an effective control environment over Anti-Fraud Controls. Specifically, the following weaknesses were identified when assessing the control environment:

a.
Material Weakness: The Company did not maintain an effective control environment over corporate bank accounts, including payment processing and establishing employees authorized to conduct wire transfers. Specifically, bank signature cards still contained former employees, and bank policy allowed for only one employee to establish authorized users to the wire transfer system.

Remediation Status: Bank signature cards and wire transfer capabilities have been updated to reflect current employees with Board authorized signature authority.

b.
Material Weakness: The Company has failed to develop and maintain a companywide anti-fraud program over the initiating and processing of financial transactions, as well as other company wide procedures which may have an impact on internal controls over financial reporting.

Remediation Status: The Company's Board of Directors has reviewed and approved an anti-fraud policy as of July 2007.

4. The Company did not maintain effective controls to ensure that management oversight and review procedures were properly performed, and the following material weaknesses were noted:

a.
Material Weakness: The Company did not maintain effective controls over the recording of recurring and non-recurring journal entries. Specifically, controls over the supervisory review and approval of journal entries for the recording of these financial transactions failed.

Remediation Status: All journal entries are being reviewed and approved by the Controller. The Controller's journal entries are being reviewed and approved by the CFO.

b.
Material Weakness: The Company did not maintain effective controls over the issuing and review of Micro Paint Repair quotes and invoices. Specifically, controls over the supervisory review and approval of these documents failed.

Remediation Status: Not remediated.

c.
Material Weakness: The Company did not design and maintain effective controls over the evidence of management review of key financial transactions and reports. Sufficient evidence did not exist that the documents were reviewed for accuracy and completeness of information.

Remediation Status: All key financial transactions and reports are being reviewed by the Controller, CFO, and Board of Directors. Evidence of the reviews are being maintained.

d.
Material Weakness: The Company did not maintain effective controls over the completion and payment of Travel and Entertainment expense reports. Specifically, certain items, although properly reviewed and approved, were paid even though they were not specifically allowed per Company policy.

Remediation Status: Travel and expense reports are being properly reviewed and paid according to Company policy.

e.
Material Weakness: The Company did not design and maintain effective controls over the income tax provision, including deferred tax assets and net operating loss carry-forwards related to foreign acquisitions completed in 2006. Controls were also ineffective in the analysis of certain account balances, such as goodwill, which were impacted as a result of the control failure.

Remediation Status: There is sufficient analysis and review performed by accounting personnel, the Controller, and the CFO in these areas. Certain complex accounting issues and treatment have been outsourced to third party experts in these areas.

f.
Material Weakness: The Company did not maintain adequate controls over the accuracy, presentation and disclosure in recording revenue. Specifically, controls were not designed and in place to ensure that revenue transactions were analyzed for appropriate presentation and disclosure for recognition of revenue on a gross or net basis.

Remediation Status: All revenue generated from this business unit is currently being recognized on a net basis.

The Company provided Stonefield with a copy of a Current Report on Form 8-K/A disclosing the change in accountants prior to its filing with the SEC, and requested Stonefield to furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company above, and if not, stating the respects in which it does not agree. A copy of Stonefield's letter dated September 6, 2007, is attached as Exhibit 16.1 to the Form 8-K/A filed by the Company on September 7, 2007.

On August 31, 2007, the Company engaged Kingery & Crouse, P.A. (“Kingery”), to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2007, and to perform procedures related to the financial statements included in the Company's quarterly reports on Form 10-Q, which are expected to commence with, and include, the quarter ending September 30, 2007. The engagement of Kingery was approved by the Board of Directors of the Company, after approval and recommendation by the Audit Committee of the Board of Directors of the Company.

During the Company's two most recent fiscal years ended December 31, 2006 and 2005, and during any subsequent interim period prior to the date of the engagement of Kingery as the Company's independent registered public accounting firm, neither the Company nor anyone acting on its behalf consulted with Kingery regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company or oral advice was provided that Kingery concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Letter of Intent to Sell Triton Global Business Services, Inc. – August 2007

On August 16, 2007, NeoMedia signed a binding letter of intent to sell its ownership of 90% of the outstanding shares of Triton Global Business Services, Inc., the operations of which comprise NeoMedia’s Telecom Services business unit, to Greywolf Entertainment, Inc, a Canadian company, for $1,500,000 cash. The letter of intent calls for execution of a definitive and final share purchase agreement prior to closing, with closing to occur by September 20, 2007 (with an extension at the option of Greywolf until October 4, 2007), during which time NeoMedia shall not solicit or entertain offers to sell its ownership interest in Triton to any parties other than Greywolf. Guy Fietz, the Vice President and General Manager of NeoMedia’s Telecom Services business, is also the President, CEO, and principal shareholder of Greywolf.

Tesscourt Capital Stock Issuance – August 2007

Prior to its acquisition of BSD Software, Inc., NeoMedia and Wayside Solutions, Inc. entered into a Settlement Agreement, dated December 21, 2004, amongst Wayside, NeoMedia, BSD, and Triton Global Business Services (the operating subsidiary of BSD, and now a subsidiary of NeoMedia), pursuant to which NeoMedia agreed to pay USD$789,000 to Wayside in full settlement of certain amounts owed to Wayside by Triton. NeoMedia’s obligations under the settlement agreement were contingent on the consummation of a contemplated merger between NeoMedia and BSD. The merger between NeoMedia and BSD was consummated on March 21, 2006. On June 15, 2006, NeoMedia agreed to issue and register 3,721,698 shares of NeoMedia common stock issued to Wayside in full satisfaction of its obligations under the settlement agreement. Wayside instructed NeoMedia to issue such 3,721,698 restricted shares of NeoMedia Common Stock in the name of Tesscourt Capital LTD in satisfaction of NeoMedia’s obligations under the settlement agreement. The settlement agreement contained a stipulation that if the share price of the NeoMedia common stock declined from the date of issuance of the stock issued pursuant to the settlement agreement to the date the shares issued became registered, that NeoMedia would be responsible for the difference in the share price so as to keep Wayside whole.

On August 14, 2007, NeoMedia and Wayside and Tesscourt entered into an additional agreement to settle all outstanding obligations amongst the parties. On August 16, 2007, NeoMedia issued 28,854,685 shares of its common stock to Tesscourt in satisfaction of the entire debt obligation.

Organizational Changes – June through October 2007

On June 3, 2007, NeoMedia entered into an employment agreement with William J. Hoffman, Jr., pursuant to which Mr. Hoffman, 45, was hired as NeoMedia’s Chief Executive Officer with an effective date of June 18, 2007. Mr. Hoffman replaces Charles W. Fritz, who had acted as Interim Chief Executive Officer since December 8, 2006.

Effective June 30, 2007, David A. Dodge resigned as Vice President and Chief Financial Officer of NeoMedia. J. Scott Womble, the Company’s Controller, was named interim Chief Financial Officer.

Effective July 17, 2007, A. Hayes Barclay resigned his position as a member of NeoMedia’s Board of Directors.

Effective in October 2007, Charles W. Fritz, the founder and Chairman of the Board of NeoMedia, resigned his role as Chairman of the Board.

Sale of 12Snap – April 2007

On April 4, 2007, we entered into a material definitive agreement with Bernd M. Michael (the “Buyer”), a private investor and former shareholder of 12Snap prior to NeoMedia’s acquisition of 12Snap, pursuant to which the Buyer purchased from NeoMedia 90% of the shares of 12Snap, subject to the following material terms and conditions:

•	$1,100,000 was paid in cash at closing, of which $1,015,000 was applied toward amounts owed to silent partners of 12Snap

•	$500,000 was placed into an escrow account for 90 days to secure warranty claims;

•	The Buyer waived his portion of the purchase price guarantee obligation in the amount of $880,000;

•	The Buyer returned to NeoMedia 2,525,818 NeoMedia shares previously issued to Buyer;

•	12Snap management waived their portion of the purchase price guarantee obligation in the amount of $880,000;

•	12Snap management returned to NeoMedia 5,225,039 shares of NeoMedia common stock previously issued to 12Snap management;

•
NeoMedia will retain a 10% ownership in 12Snap, subject to an option agreement pursuant to which NeoMedia has the right to sell and Buyer has the right to acquire the remaining 10% stake held by NeoMedia for a purchase price of $750,000 after December 31, 2007; and

•
12Snap and NeoMedia will execute a cooperation agreement pursuant to which 12snap will remain NeoMedia preferred partner and enjoy most favored prices, and 12snap will perform certain research and development functions for NeoMedia.

12Snap Purchase Price Guarantee – March and April 2007

On February 28, 2006, we acquired all of the outstanding shares of 12Snap in exchange for $2,500,000 cash and $19,500,000 common stock, represented by 49,294,581 shares of NeoMedia common stock. Pursuant to the terms of the merger agreement, the number of shares of our common stock to be issued as consideration was calculated using a share price of $0.3956, which was the volume-weighted average closing price of our common stock for the ten days up to and including February 9, 2006. Pursuant to the terms of the sale and purchase agreement, in the event that our stock price at the time the consideration shares became saleable (either upon effectiveness of a registration statement containing the shares, or under Rule 144) was less than $0.3956, we were obligated to compensate 12Snap shareholders in cash for the difference between the price at the time the shares become saleable and $0.3956. On February 22, 2007, the shares became eligible for resale under Rule 144. The actual calculated purchase price obligation to NeoMedia based on the volume weighted average closing price of NeoMedia stock for the ten days up to and including February 22, 2007 was $16,233,000.

During March 2007, we issued 197,620,948 shares of our common stock in satisfaction of a portion of the purchase price obligation totaling $9,427,000, and made cash payments against the liability totaling $259,000. The balance on the purchase price obligation as of March 31, 2007 was $6,806,000. During April 2007, we made additional cash payments of $75,000 and further reduced the balance through the forgiveness of $1,758,000 of obligation in connection with the sale of 12Snap.

Stock Option Repricing – February 2007

On February 1, 2007, we instituted a stock option repricing plan as a retention tool to align our employees with the new vision of NeoMedia. Under the Plan, we repriced 50,148,750 stock options held by current employees, contractors, and directors.

Options for employees of our ongoing operations were repriced as follows: (i) options that were vested as of February 1, 2007, were repriced to $0.045 per share, which was the last sale price on February 1, 2007, (ii) options that are scheduled to vest during the remainder of 2007 were repriced to $0.075, (iii) options that vest during 2008 were repriced to $0.125, and (iv) options that vest during 2009 were repriced to $0.175. Options will continue to vest on their regular schedule, which generally is 25% upon grant and 25% on each subsequent anniversary date.

We also repriced options for outside directors as follows: options with an exercise price below $0.24 were repriced to $0.045, and options with an exercise price $0.24 or higher were repriced to $0.075.

In addition, we repriced options held by employees of our held for sale Micro Paint repair and Telecom Services businesses, such that all vested options were repriced to $0.045 per share, and all unvested options will vest upon sale of the respective business unit at an exercise price of $0.075 per share, with a 12-month period to exercise.

Agreement with Former Shareholders of Gavitec AG – January 2007

On February 17, 2006, NeoMedia and Gavitec signed a definitive sale and purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of Gavitec in exchange for $1,800,000 cash and $5,200,000 worth of common stock, represented by 13,660,511 shares of our common stock, which are being registered hereunder. On February 23, 2006, NeoMedia and Gavitec completed the closing requirements and the acquisition became effective. The sale and purchase agreement contained a provision that, in the event that NeoMedia’s stock price at the time the consideration shares are saleable is less than $0.389, NeoMedia is obligated to compensate Gavitec shareholders in cash for the difference between the price at the time the shares become saleable and $0.389.

On January 23, 2007, we entered into an agreement with the former shareholders of Gavitec, whereby this purchase price obligation was satisfied through the payment by NeoMedia of $1,800,000 in cash, and 61,000,000 shares of NeoMedia common stock. We also agreed to pay interest accrued on the purchase price in the amount of $481,000 and reimburse $100,000 of costs related to the acquisition to the primary former shareholder of Gavitec. NeoMedia issued the shares and made cash payments of $2,113,000 during March 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other documents with the United States Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website at www.sec.gov where certain information regarding issuers, including NeoMedia, may be found. Our website is www.neom.com.

We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to NeoMedia and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described in the preceding paragraph.

As allowed by SEC rules, this registration statement does not contain all the information you can find in the registration statement on Form S-3 filed by NeoMedia and the exhibits to the registration statement. The SEC allows NeoMedia to “incorporate by reference” information into this registration statement, which means that NeoMedia can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement. This registration statement incorporates by reference the documents set forth below that NeoMedia has previously filed with the SEC. These documents contain important information about the companies and their financial condition.

This registration statement incorporates important business and financial information about NeoMedia from documents that are not included in or delivered with this registration statement. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this registration statement by requesting them in writing, by telephone or by e-mail from the Company at the following address:

NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Ft. Myers, FL 33901
Attention: CFO
Telephone: (239) 337-3434
Telecopier: (239) 337-3668

INFORMATION WE INCORPORATE BY REFERENCE

Some of the important business and financial information that you may want to consider is not included in this prospectus, but rather is “incorporated by reference” to documents that have been filed by us with the Securities and Exchange Commission pursuant to the Exchange Act of 1934. The information that is incorporated by reference consists of:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the three and six months ended June 30, 2007;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2007;

•	Amended Quarterly Report on Form 10-Q for the three months ended March 31, 2006;

•	Amended Quarterly Report on Form 10-Q for the three and six months ended June 30, 2006;

•	Amended Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2006;

•	Current Reports on Form 8-K as filed on:

–    May 8, 2006 (amended 8-K)
–    May 9, 2006 (amended 8-K)
–    January 8, 2007
–    January 9, 2007
–    January 29, 2007
–    February 6, 2007
–    March 22, 2007
–    April 3, 2007
–    April 6, 2007
–    April 10, 2007
–    June 6, 2007
–    June 8, 2007 (Amended 8-K)
–    June 22, 2007
– August 17, 2007 – August 21, 2007 – August 30, 2007 – September 4, 2007 – September 7, 2007 (amended 8-K) – October 1, 2007

•	The description of our common stock contained in our Form 8-A filed with SEC on November 18, 1996 (File No. 000-21743).

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement and subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed incorporated by reference in this prospectus and made a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed incorporated by reference in this prospectus shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated by reference herein or in any prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person who is delivered a prospectus, on written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents). Requests for copies should be directed to Investor Relations, NeoMedia Technologies, Inc., 2201 Second Street, Suite 600, Ft. Myers, FL, 33901, Telephone: (239) 337-3434.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	120,000
Legal Fees and Expenses	20,000
Miscellaneous	5,000
TOTAL	$150,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Delaware General Corporation Law (the “DGCL”), we have included in our Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to NeoMedia or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and our stockholders (through stockholders’ derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Certificate of Incorporation and the bylaws of NeoMedia provide that it is required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or controlling persons of NeoMedia pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description	Location
3.1	Articles of Incorporation of Dev-Tech Associates, Inc. and amendment thereto	Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.2	Bylaws of DevSys, Inc.	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.3	Restated Certificate of Incorporation of DevSys, Inc.	Incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.4	By-laws of DevSys, Inc.	Incorporated by reference to Exhibit 3.4 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.5	Articles of Merger and Agreement and Plan of Merger of DevSys, Inc and Dev-Tech Associates, Inc.	Incorporated by reference to Exhibit 3.5 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.6	Certificate of Merger of Dev-Tech Associates, Inc. into DevSys, Inc.	Incorporated by reference to Exhibit 3.6 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.7	Articles of Incorporation of Dev-Tech Migration, Inc. and amendment thereto	Incorporated by reference to Exhibit 3.7 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.8	By-laws of Dev-Tech Migration, Inc.	Incorporated by reference to Exhibit 3.8 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.9	Restated Certificate of Incorporation of DevSys Migration, Inc.	Incorporated by reference to Exhibit 3.9 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.10	Form of By-laws of DevSys Migration, Inc.	Incorporated by reference to Exhibit 3.10 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.11	Form of Agreement and Plan of Merger of Dev-Tech Migration, Inc. into DevSys Migration, Inc.	Incorporated by reference to Exhibit 3.11 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.12	Form of Certificate of Merger of Dev-Tech Migration, Inc. into DevSys Migration, Inc.	Incorporated by reference to Exhibit 3.12 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

Exhibit No.	Description	Location
3.13	Certificate of Amendment to Certificate of Incorporation of DevSys, Inc. changing its name to NeoMedia Technologies, Inc.	Incorporated by reference to Exhibit 3.13 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.14	Form of Certificate of Amendment to Certificate of Incorporation of NeoMedia Technologies, Inc. authorizing a reverse stock split	Incorporated by reference to Exhibit 3.14 to Registrant’s Registration Statement No. 333-5534 as filed with the SEC on November 25, 1996

3.15	Form of Certificate of Amendment to Restated Certificate of Incorporation of NeoMedia Technologies, Inc. increasing authorized capital and creating preferred stock	Incorporated by reference to Exhibit 3.5 to Registrant’s Annual Report as filed with the SEC on November 2, 2001

5.1	Opinion re: legality	Provided herewith

10.1	Consulting Agreement between NeoMedia and Thornhill Capital, dated December 5, 2001	Incorporated by reference to Exhibit 10. 1 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.2	First Agreement and Amendment to Consulting Agreement between NeoMedia and Thornhill Capital, dated January 29, 2004	Incorporated by reference to Exhibit 10. 2 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.3	Second Agreement and Amendment to Consulting Agreement between NeoMedia and Thornhill Capital, dated July 22, 2005	Incorporated by reference to Exhibit 10. 3 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.4	Standby Equity Distribution Agreement, dated October 27, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.91 to the Registrant’s Form SB-2/A as filed on December 19, 2003

10.5	Form of Registration Rights Agreement, dated October 27, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.93 to the Registrant’s Form SB-2/A as filed on December 19, 2003

10.6	Form of Escrow Agreement, dated October 27, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.94 to the Registrant’s Form SB-2/A as filed on December 19, 2003

10.7	$4 million Promissory note payable to Cornell Capital Partners, dated January 15, 2004	Incorporated by reference to Exhibit 10.49 to the Registrant’s Form 10-KSB as filed on March 9, 2004

10.8	Standby Equity Distribution Agreement, dated March 30, 2005, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on April 1, 2005

10.9	Placement Agent Agreement, dated March 30, 2005, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 16.2 to the Registrant’s Form 8-K as filed on April 1, 2005

10.10	Escrow Agreement, dated March 30, 2005, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 16.3 to the Registrant’s Form 8-K as filed on April 1, 2005

10.11	Registration Rights Agreement, dated March 30, 2005, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 16.4 to the Registrant’s Form 8-K as filed on April 1, 2005

Exhibit No.	Description	Location
10.12	Promissory Note, dated March 30, 2005, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 16.5 to the Registrant’s Form 8-K as filed on April 1, 2005

10.13	Security Agreement, dated March 30, 2005, between NeoMedia and Cornell	Incorporated by reference to Exhibit 16.6 to the Registrant’s Form 8-K as filed on April 1, 2005

10.14	Warrant dated March 30, 2005, granted by NeoMedia to Thornhill Capital LLC	Incorporated by reference to Exhibit 10. 12 to the Registrant’s Amendment No. 1 to Form S-3 as filed on July 18, 2005

10.15	Warrant dated March 30, 2005, granted by NeoMedia to Cornell Capital Partners LP	Incorporated by reference to Exhibit 10. 13 to the Registrant’s Amendment No. 1 to Form S-3 as filed on July 18, 2005

10.16	Promissory Note, dated March 13, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.16 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.17	Promissory Note, dated May 27, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.17 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.18	Promissory Note, dated June 24, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.18 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.19	Promissory Note, dated July 21, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.19 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.20	Promissory Note, dated August 1, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.20 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.21	Promissory Note, dated September 2, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.21 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.22	Promissory Note, dated September 11, 2003, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.22 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.23	Promissory Note, dated April 8, 2004, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.23 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.24	Promissory Note, dated July 2, 2004, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.24 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.25	Promissory Note, dated August 6, 2004, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10 25 to the Registrant’s Form S-3/A as filed on January 30, 2006

Exhibit No.	Description	Location
10.26	Definitive Merger Agreement between NeoMedia and Mobot	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on February 10, 2006

10.27	Definitive Sale and Purchase Agreement between NeoMedia and 12Snap	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on February 14, 2006

10.28	Definitive Sale and Purchase Agreement between NeoMedia and Gavitec	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on February 21, 2006

10.29	Definitive Sale and Purchase Agreement between NeoMedia and Sponge	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on February 22, 2006

10.30	Promissory Note, dated October 18, 2004, between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.26 to the Registrant’s Form S-3/A as filed on January 30, 2006

10.31	Investment Agreement, dated February 17, 2006 by and between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on February 21, 2006

10.32	Investor Registration Rights Agreement, dated February 17, 2006 by and between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K as filed on February 21, 2006

10.33	Irrevocable Transfer Agent Instruction, dated February 17, 2006, by and among NeoMedia, Cornell Capital Partners and American Stock Transfer & Trust Co.	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K as filed on February 21, 2006

10.34	Warrant, dated February 17, 2006	Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K as filed on February 21, 2006

10.35	Warrant, dated February 17, 2006	Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K as filed on February 21, 2006

10.36	Warrant, dated February 17, 2006	Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K as filed on February 21, 2006

10.37	Assignment Agreement, dated February 17, 2006 by NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K as filed on February 21, 2006

10.38	Assignment of Common Stock, dated February 17, 2006 by and between NeoMedia and Cornell Capital Partners	Incorporated by reference to Exhibit 10.8 to the Registrant’s Form 8-K as filed on February 21, 2006

Exhibit No.	Description	Location
10.39	Securities Purchase Agreement, dated August 24, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on August 30, 2006

10.40	Investor Registration Rights Agreement, dated August 24, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K as filed on August 30, 2006

10.41	Pledge and Security Agreement, dated August 24, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K as filed on August 30, 2006

10.42	Secured Convertible Debenture, dated August 24, 2006, issued by the Company to Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K as filed on August 30, 2006

10.43	Irrevocable Transfer Agent Instructions, dated August 24, 2006, by and among the Company, Cornell Capital Partners, LP and American Stock Transfer & Trust Co.	Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K as filed on August 30, 2006

10.44	A Warrant, dated August 24, 2006	Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K as filed on August 30, 2006

10.45	B Warrant, dated August 24, 2006	Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K as filed on August 30, 2006

10.46	C Warrant, dated August 24, 2006	Incorporated by reference to Exhibit 10.8 to the Registrant’s Form 8-K as filed on August 30, 2006

10.47	D Warrant, dated August 24, 2006	Incorporated by reference to Exhibit 10.9 to the Registrant’s Form 8-K as filed on August 30, 2006

10.48	Amendment to Warrant No. CCP-002, dated August 24, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.10 to the Registrant’s Form 8-K as filed on August 30, 2006

10.49	Amendment to “A” Warrant No. CCP-001, dated August 24, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.11 to the Registrant’s Form 8-K as filed on August 30, 2006

10.50	Amendment to “B” Warrant No. CCP-002, dated August 24, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.12 to the Registrant’s Form 8-K as filed on August 30, 2006

10.51	Amendment to “C” Warrant No. CCP-003, dated August 24, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.13 to the Registrant’s Form 8-K as filed on August 30, 2006

10.52	Letter of intent amongst the Company, Global Emerging Markets, and Jose Sada	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on August 31, 2006

Exhibit No.	Description	Location
10.53	Termination Agreement between NeoMedia Technologies, Inc, and Cornell Capital Partners, LP	Provided herewith

10.54	Definitive share purchase and settlement agreement between NeoMedia and Sponge, dated November 14, 2006	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on November 20, 2006

10.55	Agreement between NeoMedia and FMS	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on December 7, 2006

10.56	Escrow agreement amongst NeoMedia, Mobot, FMS, and Kirkpatrick and Lockhart Nicholson Graham	Incorporated by reference to Exhibit 16.2 to the Registrant’s Form 8-K as filed on December 7, 2006

10.57	Description of Special Preference Stock	Incorporated by reference to Exhibit 16.3 to the Registrant’s Form 8-K as filed on December 7, 2006

10.58	Promissory note payable from NeoMedia to FMS	Incorporated by reference to Exhibit 16.4 to the Registrant’s Form 8-K as filed on December 7, 2006

10.59	License agreement between NeoMedia and Mobot	Incorporated by reference to Exhibit 16.5 to the Registrant’s Form 8-K as filed on December 7, 2006

10.60	Securities Purchase Agreement, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on January 8, 2007

10.61	Investor Registration Rights Agreement, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K as filed on January 8, 2007

10.62	Secured Convertible Debenture, dated December 29, 2006, issued by the Company to Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K as filed on January 8, 2007

10.63	Irrevocable Transfer Agent Instructions, dated December 29, 2006, by and among the Company, Cornell Capital Partners, LP and American Stock Transfer & Trust Co.	Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K as filed on January 8, 2007

10.64	A Warrant, dated December 29, 2006	Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K as filed on January 8, 2007

10.65	Amendment to Warrant No. CCP-002, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K as filed on January 8, 2007

10.66	Amendment to “A” Warrant No. CCP-001, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K as filed on January 8, 2007

Exhibit No.	Description	Location
10.67	Amendment to “B” Warrant No. CCP-002, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.8 to the Registrant’s Form 8-K as filed on January 8, 2007

10.68	Amendment to “C” Warrant No. CCP-003, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.9 to the Registrant’s Form 8-K as filed on January 8, 2007

10.69	Amendment to “A” Warrant No. CCP-001, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.10 to the Registrant’s Form 8-K as filed on January 8, 2007

10.70	Amendment to “B” Warrant No. CCP-001, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.11 to the Registrant’s Form 8-K as filed on January 8, 2007

10.71	Amendment to “C” Warrant No. CCP-001, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.12 to the Registrant’s Form 8-K as filed on January 8, 2007

10.72	Securities Purchase Agreement, dated December 29, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.13 to the Registrant’s Form 8-K as filed on January 8, 2007

10.73	Amendment Agreement I to the Sale and Purchase Agreement between NeoMedia and Gavitec AG, dated January 23, 2007	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on January 29, 2007

10.74	Consulting Agreement between the Company and SKS Consulting of South Florida Corp.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on February 6, 2007

10.75	Amendment Agreement III to the Sale and Purchase Agreement of 12Snap AG, dated March 16, 2007	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on March 22, 2007

10.76	Securities Purchase Agreement, dated March 27, 2007, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on April 3, 2007

10.77	Investor Registration Rights Agreement, dated March 27, 2007, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K as filed on April 3, 2007

10.78	Secured Convertible Debenture, dated March 27, 2007, issued by the Company to Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K as filed on April 3, 2007

10.79	Irrevocable Transfer Agent Instructions, dated March 27, 2007, by and among the Company, Cornell Capital Partners, LP and Worldwide Stock Transfer, LLC	Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K as filed on April 3, 2007

10.80	Warrant, dated March 27, 2007, issued by the Company to Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K as filed on April 3, 2007

Exhibit No.	Description	Location
10.81	Master Amendment Agreement, dated March 27, 2007, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K as filed on April 3, 2007

10.82	Security Agreement, dated on or about August 24, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K as filed on April 3, 2007

10.83	Security Agreement, dated March 27, 2007, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.8 to the Registrant’s Form 8-K as filed on April 3, 2007

10.84	Security Agreement (Patent), dated March 27, 2007, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.9 to the Registrant’s Form 8-K as filed on April 3, 2007

10.85	Pledge Shares Escrow Agreement, dated March 27, 2007, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.10 to the Registrant’s Form 8-K as filed on April 3, 2007

10.86	Sale and Purchase Agreement between NeoMedia and Bernd M. Michael regarding sale of 12Snap AG	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on April 10, 2007

10.87	Employment Agreement between NeoMedia and William J. Hoffman, Jr.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on June 6, 2007

10.88	Full and Final Settlement Agreement, dated August 14, 2007, by and between the Company, Wayside Solutions, Inc., and Tesscourt Capital LTD	Incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K as filed on August 17, 2007

10.89	Letter of intent between NeoMedia Technologies, Inc. and Greywolf Entertainment, Inc.	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on August 21, 2007

10.90	Securities Purchase Agreement, dated August 24, 2007, by and between the Company and YA Global Investments, L.P.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K as filed on August 30, 2007

10.91	Registration Rights Agreement, dated August 24, 2007, by and between the Company and YA Global Investments, L.P.	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K as filed on August 30, 2007

10.92	Secured Convertible Debenture, dated August 24, 2007, issued by the Company to YA Global Investments, L.P.	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K as filed on August 30, 2007

10.93	Irrevocable Transfer Agent Instructions, dated August 24, 2007, by and among the Company, YA Global Investments, L.P. and Worldwide Stock Transfer, LLC	Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K as filed on August 30, 2007

10.94	Warrant, dated August 24, 2007, issued by the Company to YA Global Investments, L.P.	Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K as filed on August 30, 2007

Exhibit No.	Description	Location
10.95	Repricing Agreement, dated August 24, 2007, by and between the Company and YA Global Investments, L.P.	Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K as filed on August 30, 2007

10.96	Security Agreement, dated August 24, 2007, by and between the Company and YA Global Investments, L.P.	Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K as filed on August 30, 2007

10.97	Security Agreement (Patent), dated August 24, 2007, by and between the Company and YA Global Investments, L.P.	Incorporated by reference to Exhibit 10.8 to the Registrant’s Form 8-K as filed on August 30, 2007

10.98	Letter from Stonefield Josephson, Inc.	Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K as filed on September 4, 2007

23.1	Consent of Stonefield Josephson, Inc., independent Registered Public Accounting Firm of NeoMedia Technologies, Inc.	Provided herewith

23.2	Consent of Ernst & Young AG, independent auditors of Gavitec AG	Provided herewith

23.3	Consent of Ernst & Young AG, independent auditors of 12Snap AG	Provided herewith

23.4	Consent of Stonefield Josephson, Inc., independent Registered Public Accounting Firm of BSD Software, Inc.	Provided herewith

23.5	Consent of KPMG, LLP, independent auditors of BSD Software, Inc.	Provided herewith

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of a registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness and the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the provision described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Myers, State of Florida, on October 12, 2007.

NEOMEDIA TECHNOLOGIES, INC.

By:	/s/ William J. Hoffman
William J. Hoffman
Chief Executive Officer and
Principal Executive Officer

/s/ J. Scott Womble
J. Scott Womble
Interim Chief Financial Officer and
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ William J. Hoffman	Chief Executive Officer and	October 12, 2007
William J. Hoffman	Principal Executive Officer

/s/ J. Scott Womble	Interim Chief Financial Officer
J. Scott Womble	and Principal Accounting Officer	October 12, 2007

/s/ James J. Keil	Director
James J. Keil		October 12, 2007

/s/ George G. O’Leary	Director
George G. O’Leary		October 12, 2007